Exhibit 10.1

REAL ESTATE PURCHASE AND SALE AGREEMENT

AMONG

CABANA BEACH OF SAN MARCOS, L.P.

AND

CABANA SOUTH BEACH APARTMENTS LP

(as Seller)

AND

EXCELSIOR LASALLE PROPERTY FUND, INC.

(as Purchaser)

CONCERNING CERTAIN PROPERTY COMMONLY KNOWN AS

CABANA BEACH APARTMENTS, 1250 SADLER DRIVE, SAN MARCOS, TEXAS

AND

CABANA BEACH APARTMENTS, 1601 SW 51st TERRACE, GAINESVILLE, FLORIDA

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Schedules and Exhibits

Schedule 1.1	- Defined Terms
Schedule 2.4	Projected Year I EGI
Schedule 3.1	- Form of Deposit Escrow Agreement
Schedule 5.1	- Materials to be Delivered by Seller
Exhibit A	- Description of Land
Exhibit B	- Auditor’s Letter
Exhibit C	- Rent Rolls
Exhibit D	- Exceptions to Seller Representations
Exhibit E	- Form of Deed
Exhibit F	- Form of Bill of Sale and General Agreement
Exhibit G	- Form of Assignment and Assumption
Exhibit H	- List of Contracts
Exhibit I	- List of Personal Property
Exhibit J	- List of Warranties
Exhibit K	- Leasing and Credit Guidelines
Exhibit L	- List of Permits

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REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the Effective Date (defined below) by and among CABANA BEACH OF SAN MARCOS, L.P., a Delaware limited partnership, and CABANA SOUTH BEACH APARTMENTS LP, a Delaware limited partnership ( (individually and collectively, as the context shall require, the “Seller”), and EXCELSIOR LASALLE PROPERTY FUND, INC., a Maryland corporation (the “Purchaser”), and is joined in by the Title Company (defined below) in accordance with Schedule 3.1.

In consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.1 Definitions. For purposes of this Agreement, capitalized terms not otherwise defined herein have the meaning set forth in Schedule 1.1.

ARTICLE 2

Agreement; Purchase Price; Closing Date

Section 2.1. Agreement to Sell and Purchase. Subject to the terms and provisions hereof, Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller. The Property is commonly known as Cabana Beach Apartments and located at 1250 Sadler Drive, San Marcos, Texas, and as Cabana Beach Apartments and located at 1601 SW 51st Terrace. Gainesville, Florida.

Section 2.2. Purchase Price. The aggregate purchase price for the Property shall be One Hundred Three Million Two Hundred Fifty Thousand and No/100 ($103,250,000.00) with the sum of Twenty Nine Million Five Hundred Thousand and No/100 Dollars ($29,500,000.00) being allocated to the San Marcos Property and Seventy Three Million Seven Hundred Fifty Thousand and No/100 Dollars ($73,750,000.00) being allocated to the Gainesville Property (collectively, the “Purchase Price”). Subject to the adjustments and apportionments as hereinafter set forth, the Purchase Price shall be paid on the Closing Date by wire transfer of immediately available federal funds.

Section 2.3. Closing Date. The transaction contemplated hereby shall close on the date that is thirty (30) days after the expiration of the Study Period (the “Closing Date”), subject to extension as provided herein.

Section 2.4. Seller Provided Income Support. Seller and Purchaser acknowledge and agree that the Purchase Price has been determined based upon estimated net operating income before debt service from operations at the Property of [****]. From and after the Closing, Seller shall guarantee to Purchaser that Purchaser shall receive effective gross income from operations at the Property for the Academic Lease Year of [****] (the “Required Year 1 EGI”). Within five (5) Business Days after the Effective Date, Seller shall deliver to Purchaser a certified schedule (together with all supporting

****	Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

documentation reasonably requested by Purchaser) of the projected effective gross income from operations at the Property for the Academic Lease Year (the “Projected Year 1 EGI”). The Projected Year 1 EGI shall be computed as follows: (i) annualized rental revenue from existing residents in place as of October 1 2007, (ii) less an assumed bad debt expense of 0.50% of gross revenues, (iii) less any rental loss from early lease expirations, (iv) less any other concessions to residents which will survive Closing, (v) plus the actual application fees and administration fees received from residents for the Academic Lease Year of [****], and (vi) plus assumed other sources of ancillary income of [****]. A preliminary draft schedule of the estimated Projected Year 1 EGI is attached as Schedule 2.5. At Closing, Seller shall deposit in escrow with the Title Company (the “Seller’s Income Support Deposit”) a sum equal to the lesser of: (i) the difference between the Projected Year 1 EGI and the Required Year 1 EGI (the “Projected Year 1 EGI Shortfall”), and (ii) [****], which sum shall be held, invested and disbursed by the Title Company in accordance with the terms of an Escrow Agreement entered into at Closing by Seller, Purchaser and the Title Company in a form mutually acceptable to the parties (the “Escrow Agreement”). Not later than February 7, 2008, Purchaser shall deliver to Seller a certified summary of the total rentals to be paid under the new leases entered into between October 1, 2007 and January 31, 2008 (the “Post October 1 2007 Rentals”). Within five (5) Business Days after Seller’s receipt of the summary of the Post October 1 2007 Rentals, Seller and Purchaser shall mutually and in good faith deliver to the Title Company a written direction to disburse to Purchaser the lesser of (i) Seller’s Income Support Deposit, and (ii) the Projected Year 1 EGI Shortfall less the Post October 1 2007 Rentals (the “Actual Year 1 EGI Shortfall”). In the event that Seller’s Income Support Deposit exceeds the Actual Year 1 EGI Shortfall, the remaining balance shall be disbursed to Seller. The provisions of this Section 2.5 shall survive the Closing.

ARTICLE 3

Deposit

Section 3.1. Deposit. No later than the second Business Day following the Effective Date, Purchaser shall deposit Four Hundred Fifty Thousand and No/100 Dollars ($450,000.00) (together with any additional deposit provided for herein, and any interest and earnings thereon, the “Deposit”) with the Title Company (with the sum of $150,000.00 being allocated to the San Marcos Property and the sum of $300,000.00 being allocated to the Gainesville Property).

Section 3.2. Additional Deposit. No later than the first Business Day immediately following the end of the Study Period, unless this Agreement terminates in accordance with Section 5.2 below, Purchaser shall make a Six Hundred Seventy Five Thousand and No/100 Dollars ($675,000.00) addition to the Deposit with the Title Company by certified or cashier’s check or wire transfer of immediately available federal funds (with the sum of $225,000.00 being allocated to the San Marcos Property and the sum of $450,000.00 being allocated to the Gainesville Property).

Section 3.3. Deposit Terms. The Deposit shall be held in a segregated account in accordance with the provisions of Schedule 3.1 hereto. The Deposit shall be applied to the Purchase Price if the Closing occurs. If the Closing does not occur or if this Agreement otherwise terminates, the Deposit shall be disbursed as provided herein. Notwithstanding anything in this Agreement to the contrary, One Hundred and No/100 Dollars ($100.00) of the Deposit is delivered to the Title Company as “Independent Contract Consideration”, and the Deposit is reduced by the amount of the Independent Contract Consideration so delivered to Seller, which amount has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement.

**** Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

ARTICLE 4

Title and Survey

Section 4.1. Title and Survey.

(a) Within three (3) Business Days after the Effective Date, Seller shall provide Purchaser with a copy of the most recent owner’s and lender’s title insurance policies issued in connection with the Real Property and all existing surveys of the Real Property, each if and to the extent that the same are reasonably available in Seller’s possession or control. Purchaser acknowledges receipt of title commitments of the Real Property (together with legible copies of all documents listed as exceptions to title in such commitments) for a 2006 ALTA Owner’s Title Insurance Policy issued by the Title Company for each Property in the full amount of the Purchase Price, covering title to the Real Property on or after the date hereof, showing Seller as owner of the Real Property in fee simple (the “Title Commitments”). The premium for the title policy to be issued in connection with the Title Commitments shall be an expense of Seller at Closing. Purchaser may, at its sole costs and expense, have surveys of each Real Property prepared (the “Surveys”). Purchaser shall have until the end of the Study Period to give Seller a written notice that sets forth any objections that Purchaser has to title or survey matters affecting the Property and disclosed on the Title Commitments or the Surveys (the “Purchaser Title Objections”). Seller shall have seven (7) days after receipt of such written notice to cure the Purchaser Title Objections, either by the removal of the Purchaser Title Objections or, if applicable, by the procurement of title insurance endorsements providing coverage against loss or damage as a result of the Purchaser Title Objections, in the form generally in use by the Title Company and approved by Purchaser in its sole and absolute discretion. Seller shall not be obligated to cure the Purchaser Title Objections; provided, however, if Seller fails to cure the Purchaser Title Objections for a Property within said 7-day period, Purchaser shall have the option, in its sole discretion, of either (x) accepting the title as it then is or (y) terminating this Agreement in its entirety, in which event the Deposit shall immediately be returned to Purchaser, this Agreement shall terminate and Purchaser and Seller shall have no further obligations or liabilities hereunder other than Purchaser’s obligations under Section 5.1(b) and Section 5.3. Notwithstanding anything in this Agreement to the contrary, all Voluntary Liens will be satisfied by Seller on or prior to the Closing Date or, if not so satisfied, shall be satisfied at Closing out of the proceeds otherwise payable to Seller, and Purchaser shall have no obligation to give Seller any notice of objection with respect to any Voluntary Liens.

(b) If Purchaser becomes aware of any changes in the Title Commitment or Survey first disclosed to Purchaser after the Study Period (the “Stub Period Title Matters”) which are not acceptable to Purchaser, Purchaser shall give written notice to Seller that it disapproves any such Stub Period Title Matters (the “Stub Period Title Objections”) on or before the sooner to occur of five (5) days after receipt of written notice thereof or the Closing Date. If Purchaser does not deliver a notice of Stub Period Title Objections, then Purchaser shall be deemed to approve the applicable Stub Period Title Matter (other than the Stub Period Must Removes). If Purchaser delivers a notice of Stub Period Title Objections, Seller shall have seven (7) days after receipt thereof to cure, at its sole cost and expense, the Stub Period Title Objection, either by the removal of the Stub Period Title Objection or, if applicable, by the procurement of title insurance endorsements providing coverage against loss or damage as a result of the Stub Period Title Objection, in the form generally in use by the Title Company and approved by Purchaser in its sole and absolute discretion; provided, however, that Seller shall be obligated to remove any Stub Period Title Matters intentionally caused by Seller or that are Monetary Liens (whether or not such matters are Stub Period Title Objections) at no cost or expense to Purchaser (the “Stub Period Must Removes”). If Seller fails to cure the Stub Period Title Objections for a Property within said 7-day period, Purchaser shall have the option, in its sole discretion, of either (y) accepting the title as it then is or (z) terminating this Agreement in its entirety, in which event the Deposit shall immediately be returned to Purchaser, this Agreement shall terminate and Purchaser and Seller shall have no further obligations or liabilities hereunder other than Purchaser’s obligations under Section 5.1(b) and Section 5.3. Notwithstanding anything in this Agreement to the contrary, all Stub Period Must Removes will be satisfied by Seller on or prior to the Closing Date or, if not so satisfied, shall be satisfied at Closing out of the proceeds otherwise payable to Seller, and Purchaser shall have no obligation to give Seller any notice of objection with respect to any Stub Period Must Removes.

ARTICLE 5

Inspection and Audit

Section 5.1. Information and Access.

(a) Purchaser acknowledges receipt of copies of the materials set forth on Schedule 5.1 hereto. During the term of this Agreement, Seller shall promptly provide Purchaser with such additional information concerning the Property as Purchaser may reasonably request, to the extent that the same is in Seller’s possession or control.

(b) During the term of this Agreement, Purchaser, personally or through its authorized agents or representatives, at its sole expense,, shall be entitled (i) to interview property managers, leasing agents, engineers, architects and other people involved with the development and/or ownership, operation, management and/or leasing of the Improvements, provided that Purchaser will not contact such parties directly, but will notify Seller of its desire to conduct any such interviews and Seller will arrange the same, (ii) to review the books and records relating to the Property, during normal business hours at Seller’s offices, by providing Seller at least two (2) Business Days notice, and (iii) upon at least two (2) Business Days advance notice to Seller, to enter upon the Improvements during normal business hours. Without limiting the foregoing, Purchaser, personally or through its authorized agents or representatives, at its sole expense, shall have the right to make such investigations, including appraisals, engineering studies, soil tests, environmental studies, inquiry of governmental officials and underwriting analyses as Purchaser deems necessary or advisable, subject to the following limitations: (a) Purchaser shall give Seller written or telephonic notice at least two (2) Business Days before conducting any inspections on the Improvements, and a representative of Seller shall have the right to be present when Purchaser or its representatives conducts any such inspections; (b) neither Purchaser nor its representatives shall materially interfere with the use, occupancy or enjoyment of any Tenants, subtenants or other occupants of the Improvements or their respective employees, contractors, customers or guests; (c) neither Purchaser nor its agents shall damage the Improvements or any portion thereof, except for any immaterial damage caused by environmental, geotechnical or similar tests, all of which shall promptly be repaired by Purchaser at Purchaser’s expense; (d) before entering upon the Property or Improvements, Purchaser and its consultants and contractors shall furnish to Seller such evidence of general liability insurance coverage naming Seller (and its property manager and/or such other parties as Seller shall reasonably require) as an additional insured, in such amounts and insuring against such risks as Seller may reasonably request; and (e) Purchaser, upon demand and without any prior notification required, shall indemnify, hold harmless and defend the Seller against all costs (including reasonable attorneys’ fees incurred by Seller for legal counsel of its choice and reasonably acceptable to Purchaser) and damage to the Property and Improvements caused by the activities of Purchaser or its agents under this paragraph, provided; however, that such indemnity shall not include any costs or damages caused by

(1) the acts of the Seller or its agents or representatives, (2) any claims of diminution in the value of the Improvements as a consequence of the results revealed by such tests and inspections or (3) any pre-existing condition of the Improvements or the Land. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement for a period of five (5) years.

Section 5.2. Study Period. Purchaser shall have the period (the “Study Period”) commencing on the Effective Date and ending on October 1, 2007, to physically inspect the Property, review economic data and market conditions, underwrite and interview the Tenants and review the Leases, conduct appraisals, perform examinations of the physical condition of the Improvements, examine the Real Property for the presence of Hazardous Materials, to consult with government officials concerning the Property, and to otherwise conduct such due diligence and underwriting as Purchaser, in its sole and absolute discretion, deems appropriate. At any time before the end of the Study Period, Purchaser may, in its absolute and unreviewable discretion and for any reason or no reason, terminate this Agreement by giving written notice thereof to Seller (the “Termination Notice”). In the event that Purchaser gives a Termination Notice before the end of the Study Period, this Agreement shall automatically terminate, the Deposit promptly shall be returned to Purchaser, and Seller and Purchaser shall have no further obligations or liabilities to each other hereunder other than Purchaser’s obligations under Section 5.1(b) and Section 5.3, and Purchaser shall deliver to Seller copies of all third-party reports prepared for the benefit of Purchaser in connection with its due diligence investigations of the Property provided that Seller shall reimburse Purchaser for the actual out-of-pocket costs incurred by Purchaser in connection therewith. If Purchaser fails to deliver the Termination Notice by the expiration of the Study Period, Purchaser shall be deemed to have approved the purchase of the Property subject to the terms and condition of this Agreement and the Deposit shall become non-refundable to Purchaser except as otherwise expressly set forth in this Agreement. Notwithstanding anything in this Section 5.2 to the contrary, Purchaser may not terminate this Agreement pursuant to this Section 5.2 with respect to only one Property. Notwithstanding anything herein to the contrary, Seller shall, not later than September 24, 2007, deliver to Purchaser a certified rent roll of the Property setting forth all of the Leases in place as of such date. If Seller fails to deliver the certified rent roll to Purchaser by such date, then the Study Period shall be extended one day for each day of delay beyond such date in delivering such certified rent roll.

Section 5.3. Confidentiality. Purchaser shall use the Confidential Information only for purposes of evaluating the Property in connection with its potential purchase (and, if the Closing occurs, in connection with its ownership of the Property or for any other purpose). Notwithstanding the foregoing, Purchaser may disclose the Confidential Information: (a) to its owners, legal counsel, accountants, lenders, potential investors, regulatory authorities and other third parties having a reason to review the Confidential Information in connection with Purchaser’s purchase of the Property, (b) in connection with any legal proceeding brought by Purchaser to enforce its rights under this Agreement; and (c) to the extent that such disclosure is required by law or court order or by discovery rules in any legal proceeding, provided that prior to such disclosure Purchaser first shall provide written notice thereof to Seller. If this Agreement is terminated before the Closing, Purchaser promptly shall return the Confidential Information to Seller (including the copies of such Confidential Information disclosed by Seller to Purchaser’s owners, legal counsel, accountants, lenders, potential investors, and other third parties having reason to review the Confidential Information in connection with Purchaser’s purchase of the Property) and shall not retain copies thereof. In addition, and notwithstanding the foregoing restrictions, Seller and Purchaser authorize each other and their respective representatives to disclose to any persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated hereby and all materials of any kind, including tax analyses or opinions, relating to such tax treatment and tax structure. The provisions of this paragraph shall survive the Closing or termination of this Agreement.

Section 5.4. Termination of Contracts. Prior to the end of the Study Period, Purchaser shall notify Seller of which Contracts, if any, Purchaser wishes to have assigned to it at the Closing (any such contracts, the “Continuing Contracts”). Any Contract as to which Purchaser does not send such notice shall be terminated by Seller on or prior to the Closing Date at no cost or liability to Purchaser, except as to the Contracts set forth on Exhibit “D” which are not by their terms subject to early termination and which shall be considered a Continuing Contract.

Section 5.5. Cooperation. During the term of this Agreement, the Seller shall cooperate with the reasonable requests of the Purchaser, and shall direct its property manager, leasing agents and employees to cooperate with the reasonable requests of the Purchaser, to obtain information concerning the Property, including information supplementary to the information described in Schedule 5.1. Commencing on the twentieth (20th) day of the first month following the Effective Date, and no later than the twentieth (20th) day of each month thereafter during the term of this Agreement, Seller shall deliver to Purchaser an updated monthly operating statement, rent rolls, and delinquent report for the Property. In addition, each week during the term of this Agreement, Seller shall provide Purchaser with a copy of the then current rental report (denoting leasing activity for the upcoming Academic Lease Year) for the Property. All such operating statements, rent rolls, and reports for purpose of this Agreement constitute Confidential Information.

Section 5.6. No Assumption of Employee Claims. Seller agrees that Purchaser has no obligation to assume any obligations to (or regarding the employment of), any individuals previously or currently employed by Seller or its agents in the management, ownership or operation of the Improvements. Purchaser shall not assume, shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, (i) to former or current employees of Seller or its agents, including, without limitation, any liabilities or obligations of Seller or its agents in connection with any employee benefit plans or collective bargaining agreements, employment agreements or other similar arrangement, any liabilities or obligations with respect to employment arising under any federal, state or municipal statute or common law, or any liabilities or obligations in respect of retiree health benefits, or (ii) with respect to severance payments or other termination payments owing by Seller to any of Seller’s former or current employees (collectively, “Employee Claims”). No portion of any liability respecting the Employee Claims shall be passed through or charged to the Tenants by Seller. The provisions of this paragraph shall survive the Closing.

Section 5.7. Audit; Regulatory Requirements. Seller agrees to assist Purchaser, at Purchaser’s expense, in the preparation of a SEC Regulation S-X Section 3-14 Audit (“S-X 3-14 Audit”) of certain operating revenues and expenses with respect to the Property by the Purchaser’s auditors (or the auditor’s of Purchaser’s parent company) or the Seller’s auditors. The Seller agrees to assist Purchaser in the preparation of an unaudited, interim statement of certain operating revenues and expenses which will be subject to review by the auditors. The Seller hereby agrees to provide (or to cause its third party property manager to provide, so long as such manager handles all accounting and financial controls for the Property) a management representation letter, in substantially the form attached hereto as Exhibit B, to the auditors of the Purchaser (or, if requested by Purchaser, to the auditors of the Purchaser’s parent company) upon completion of the S-X 3-14 Audit. Seller further agrees to provide Purchaser’s auditors (or the auditors of Purchaser’s parent company) with reasonable access to Seller’s books and records relating to the Property as otherwise reasonably required to complete any such S-X 3-14 Audit. Purchaser shall reimburse Seller for any out-of-pocket costs incurred by Seller in connection with its obligations under this provision. The obligation of Seller to provide such access and representation letter shall survive the Closing and Seller shall indemnify and hold Purchaser and its affiliates from and against any losses, costs, expenses (including, without limitation, reasonable attorney’s fees and expenses) and liabilities arising from Seller’s failure to comply with these obligations. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement for a period of one (1) year and as a pre-condition of Seller’s obligation to so indemnify, Purchaser must notify Seller within thirty (30) days following discovery of any such loss.

ARTICLE 6

Conditions Precedent, Casualty Damage or Condemnation

Section 6.1. Conditions Precedent Favoring Purchaser. In addition to any other conditions precedent in favor of Purchaser set forth elsewhere in this Agreement, Purchaser’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 6.1 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Seller:

(a) Seller shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing;

(b) On the Closing Date, the representations of Seller set forth in Section 7.3 shall be true, complete and accurate in all material respects;

(c) On the Closing Date, good and clear, record and marketable title to the Property shall be conveyed to Purchaser subject only to the Permitted Exceptions, except that: (i) the exceptions for mechanic’s liens, unrecorded easements and sovereign lands shall be deleted; (ii) provided Purchaser delivers a properly certified survey meeting minimum state standards, the survey exception shall be limited to Permitted Exceptions; (iii) the exception relating to ad valorem taxes shall relate only to taxes not due and payable as of the Closing and owing for the year of Closing and subsequent years; (iv) the parties-in-possession exception shall be deleted except as to the Tenants, as tenants only, as set forth on the Rent Rolls; and (v) the exclusion relating to creditor’s rights shall be deleted, if available;

(d) Seller shall have provided to Purchaser a final, non-appealable certificate of occupancy for all of the Improvements that are occupied as of the Closing;

(e) Simultaneously with the consummation of the transactions contemplated by this Agreement, Purchaser (or its affiliate) shall have fully consummated the transactions contemplated by:

(i) that certain Purchase and Sale Agreement dated of even date herewith by and between Agora Suites, LLC, a Delaware limited liability company, as seller, and Purchaser, as purchaser, with respect to the property commonly known as The Lodge at Athens and located at 211 North Avenue, Athens, Georgia;

(ii) that certain Purchase and Sale Agreement dated of even date herewith by and between Campus Lodge of Columbia, Ltd., a Florida limited partnership, as seller, and Purchaser, as purchaser, with respect to the property commonly known as Campus Lodge Apartments and located at 2900 Old Hwy 63 South, Columbia, Missouri; and

(iii) that certain Purchase and Sale Agreement dated of even date herewith by and between Campus Lodge of Tampa, Ltd., a Florida limited partnership, as seller, and Purchaser, as purchaser, with respect to the property commonly known as Campus Lodge Apartments and located at 15115 Livingston Avenue, Tampa, Florida.

In the event that any condition precedent in favor of Purchaser contained in this Section 6.1 or elsewhere in this Agreement is not satisfied as required herein, Purchaser shall have the right to (i) waive such unsatisfied condition whereupon title shall close as provided in this Agreement, or (ii) terminate this Agreement in which event the Deposit shall immediately be returned to Purchaser and Purchaser and Seller shall have no further obligations or liabilities hereunder other than Purchaser’s obligations under Section 5.1(b) and Section 5.3. Notwithstanding anything herein to the contrary, if such failure of a condition precedent is also a default by Seller pursuant to Section 10.2 hereof, then in addition to Purchaser’s remedies set forth above in this Section 6.1, Purchaser may pursue any and all remedies available to Purchaser pursuant to Section 10.2 hereof.

Section 6.2. Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 6.2 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Purchaser:

(a) Purchaser shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing;

(b) On the Closing Date, the representations of Purchaser set forth in Section 7.2 shall be true, accurate and complete.

In the event that any condition precedent in favor of Seller contained in this Section 6.2 or elsewhere in this Agreement is not satisfied as required herein, Seller shall have the right to (i) waive such unsatisfied condition whereupon title shall close as provided in this Agreement, or (ii) terminate this Agreement in which event the Deposit shall immediately be paid to Seller in the event that the failure of such condition precedent is the result of a default by Purchaser under Section 10.1 hereof, otherwise the Deposit shall be immediately returned to Purchaser, and Purchaser and Purchaser and Seller shall have no further obligations or liabilities hereunder other than Purchaser’s obligations under Section 5.1(b) and Section 5.3. Notwithstanding anything herein to the contrary, if such failure of a condition precedent is also a default by Purchaser pursuant to Section 10.1 hereof, then in addition to Seller’s remedies set forth above in this Section 6.2, Seller may pursue any and all remedies available to Seller pursuant to Section 10.1 hereof.

Section 6.3. Risk of Loss. Unless and until the Closing is completed, the risk of loss to the Property from casualty or condemnation shall be borne by Seller. If all or a portion of the Property is damaged or destroyed by fire or other casualty prior to Closing such that: (1) Purchaser’s reasonable estimate of the cost to repair the same exceeds $250,000.00 and/or (2) access to or egress from the Property or parking at the Property is materially impaired (any such fire or other casualty, a “Material Casualty”), Purchaser may in any such case, at Purchaser’s sole option, elect to either:

(a) terminate this Agreement and receive back the Deposit, in which event Purchaser and Seller shall have no further obligations or liabilities hereunder with respect to such Property other than Purchaser’s obligations under Section 5.1(b) and Section 5.3; or

(b) purchase the Property subject to and in accordance with the terms of this Agreement.

In the event of a fire or other casualty that is not a Material Casualty, and in connection with any Material Casualty as to which Purchaser elects to proceed pursuant to Section 6.3(b), (A) Purchaser shall purchase the Property in accordance with the terms hereof without reduction in the Purchase Price and (B) Seller shall assign to Purchaser at Closing all insurance proceeds paid or payable on account of such damage, including any rental or business interruption insurance applicable to the period from and after the Closing Date, and shall grant to Purchaser a credit at Closing against the Purchase Price in the amount of any deductible applicable thereto. Purchaser shall be deemed to have elected to purchase the Property under Section 6.3(b) unless, within fifteen (15) Business Days from reasonably detailed written notice to Purchaser of such casualty, Purchaser provides Seller with written notice that Purchaser elects to terminate this Agreement pursuant to Section 6.3(a). If the Closing Date would otherwise occur sooner, it shall automatically be extended to the date that is twenty (20) Business Days after written notice to Purchaser of the casualty. If any insurance proceeds paid or payable on account of a fire or other casualty are to be assigned to Purchaser in accordance with the provisions of this Agreement, Seller shall cooperate as reasonably requested by Purchaser to effectuate such assignment (including, if necessary, prosecuting claims in Purchaser’s name or for Purchaser’s benefit), and Seller’s obligation to so cooperate shall survive the Closing. Notwithstanding anything to the contrary in this Section 6.3, if Seller fails to maintain insurance as required herein, and if there is a fire or other casualty that is not a Material Casualty, or if there is a Material Casualty as to which Purchaser elects to proceed under Section 6.3(b), Purchaser shall have the right, in lieu of an assignment of insurance proceeds, to receive a credit against the Purchase Price in an amount equal to what would have been recovered from the required insurance, as estimated by a third party consultant selected by Seller and approved by Purchaser, which approval shall not be unreasonably withheld.

Section 6.4. Condemnation. Unless and until the Closing is completed, the risk of loss to the Property from condemnation shall be borne by Seller. If, at any time before completion of the Closing, a taking or condemnation (or proceeding in lieu thereof) is commenced or threatened in writing: (i) of all or substantially all of the Property; or (ii) of less than all or substantially all of the Property that: (1) causes the Property to fail to comply with Legal Requirements; (2) materially impairs access to or egress from the Property or the parking at the Property; (3) causes the loss of any parking that is legally required for the operation of the Property; and/or (4) otherwise, in Purchaser’s reasonable business judgment, results in a loss of value in excess of $250,000.00 (any of the foregoing, a “Material Taking”), Purchaser may, at Purchaser’s sole option, elect either to:

(a) terminate this Agreement and receive back the Deposit, in which event Purchaser and Seller shall have no further obligations or liabilities hereunder with respect to such Property other than Purchaser’s obligations under Section 5.1(b) and Section 5.3; or

(b) purchase the Property subject to and in accordance with this Agreement.

In the event of condemnation or taking that does not constitute a Material Taking, or if there is a Material Taking but Purchaser elects to proceed under Section 6.4(b), (1) Purchaser shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price), (2) Seller shall assign to Purchaser at Closing all condemnation proceeds and rental interruption insurance paid or payable as a result of such condemnation applicable to the period from and after the Closing Date, (3) Purchaser shall have the right to be present with Seller at any hearings or negotiations with respect thereto, and (4) Seller shall not settle or compromise any such matter without Purchaser’s prior written consent. Purchaser shall be deemed to have elected to purchase the Property under Section 6.4(b) unless, within fifteen (15) Business Days from written notice to Purchaser of the condemnation, Purchaser provides Seller with written notice that Purchaser elects to terminate this Agreement pursuant to Section 6.4(a). If the Closing Date would otherwise occur sooner, it shall automatically be extended to the date that is twenty (20) Business Days after written notice to Purchaser of the Material Taking.

Section 6.5. Leasing and Other Activities Prior to Closing.

(a) During the term of this Agreement, Seller shall continue to enter into Lease Transactions which qualify under the requirements specified in Section 6.5(g) below. Seller shall not enter into any Lease Transaction which fails to meet the requirements of Section 6.5(g) (a “Non-Qualified Lease Transaction”) without Purchaser’s prior written consent, which consent may be given or withheld in Purchaser’s sole discretion. If Seller gives Purchaser a Lease Proposal Notice for a Non-Qualified Lease Transaction and Purchaser does not notify Seller in writing of its disapproval within five (5) Business Days, Purchaser shall be deemed to have approved such Non-Qualified Lease Transaction.

(b) Seller shall not, without Purchaser’s prior written approval given or withheld in its sole and unreviewable discretion, enter into any new Contracts or modify or renew any existing Contracts that would impose any obligations on Purchaser or the Property after Closing. If Seller requests Purchaser’s approval and Purchaser does not notify Seller in writing of its consent or disapproval within five (5) Business Days after notice thereof from Seller, Purchaser shall be deemed to have consented to such requested action. Without limiting the foregoing approval rights, Seller shall provide Purchaser with prompt notice of any new Contracts or material modifications, renewals or terminations of any Continuing Contracts, together with complete copies of the documents relating thereto.

(c) Seller shall not, without Purchaser’s prior written approval given or withheld in its sole and unreviewable discretion, (i) make any material alterations or additions to the Property, except as may be required by Legal Requirements or any of the Leases or as may reasonably be required for the prudent repair and maintenance of the Property, (ii) change or attempt to change (or consent to any change in) the zoning or other Legal Requirements applicable to the Property, or (iii) cancel, amend or modify in any material respect any certificate, license, approval or permit held by or on behalf of Seller with respect to the Property.

(d) At all times prior to Closing, Seller shall: (i) maintain the Property in good condition and repair consistent with its current operations; (ii) use commercially reasonable efforts to maintain its relations with Tenants, suppliers and customers and otherwise conduct business with respect to the Property in a commercially reasonable manner; (iii) maintain its current staffing levels for leasing and property management personnel for the Property and not terminate or reassign the current onsite property manager, assistant manager, leasing director or maintenance director prior to the Closing, unless otherwise agreed to by Purchaser in writing, except that notwithstanding the forgoing, Seller may in the exercise of its good faith management discretion determine cause to exist for such a change and in that event Seller may alter its current staffing levels for leasing and property management personnel for the Property and may terminate or reassign the current on-site property manager, assistant manager, leasing director or maintenance director after giving to Purchaser notice of Seller’s intention and if Purchaser does not notify Seller in writing of its disapproval of such action within five (5) Business Days, Purchaser shall be deemed to have agreed to the proposed change; (iv) perform its obligations under the Leases, the Contracts and the Permitted Exceptions; (v) maintain the insurance with respect to the Property that is in place as of the Effective Date; (vi) not sell or further encumber the Property or any direct or indirect interest therein or enter into any agreement relating thereto, unless the same can and will be terminated, released or discharged (as applicable) at or prior to Closing or is otherwise permitted hereunder, and (vii) promptly give Purchaser a reasonably detailed written notice of: (1) any fire, flood or other material adverse change with respect to the Property of which Seller obtains actual knowledge; (2) any actual or proposed condemnation (or proceeding in lieu thereof) of which Seller obtains actual knowledge; (3) any written notice received by Seller claiming that the Property or the use and operation thereof fails to comply with applicable legal requirements; (4) any written notice given or received by or on behalf of Seller claiming that Seller or any Tenant is default under any Lease; and (5) any written notice received by Seller concerning any pending or threatened litigation or administrative proceeding affecting the Property. If Seller becomes aware during the term of this Agreement of any matters that render any of its representations or warranties untrue, Seller shall promptly disclose such matters to Purchaser in writing.

(e) During the term of this Agreement, Seller shall not remove any Personal Property or fixtures from the Improvements except for purposes of replacement thereof in the ordinary course of business, in which case such replacements shall be promptly installed prior to Closing and shall be comparable in quantity and quality to the item(s) being replaced.

(f) Seller shall deliver and assign to Purchaser copies of any Warranties that are in effect with respect to the Property or the Improvements.

(g) With respect to any portion of the Improvements that consist of “for rent” apartments or units, (i) Seller shall continue to “make ready” all apartments and bed spaces (leased or available for the upcoming Academic Lease Year) which are not occupied in accordance with generally prevailing practices for similar properties and shall deliver all apartments or bed spaces in Rent Ready Condition at Closing; (ii) Seller shall continue to advertise, market and lease all apartments and bed spaces in the Property in accordance with Seller’s normal and customary business practices and in accordance with leasing guidelines and credit approval guidelines attached hereto as Exhibit K (collectively, the “Leasing and Credit Guidelines”); (iii) Seller shall prudently manage its inventory of available and partially occupied units in order to optimize total occupancy in accordance with generally prevailing practices for similar properties; (iv) Seller shall not enter into any Lease Transaction involving a residential lease or residence agreement: (1) that is inconsistent in any material respect with the Leasing and Credit Guidelines; (2) on a lease form other than the form of lease or residence agreement currently used by Seller or otherwise reasonably approved by the Purchaser, subject to nonmaterial changes in the ordinary course of business; and/or (3) that has a resident vacating date which does not correlate with the Academic Lease Year; and (v) except as may be required in the ordinary course of business, Seller shall not apply any security or other deposit to the obligations of any Tenant. As used in this Agreement, the term “Rent Ready” shall mean that condition, by customary industry standards for similar properties, in which institutional apartment owners deliver apartment units to new tenants, together with completion of Seller’s standard decorating and repainting package.

Section 6.6. License to Use Name. At Closing, Seller shall grant to Purchaser a non-exclusive license (the “License”) to use the name “Cabana Beach of San Marcos” with respect to the San Marcos Property and “Cabana Beach of Gainesville” with respect to the Gainesville Property, and any related marks, names, and/or brands solely with respect to the Property. The License shall be memorialized in a written agreement, which shall be subject to the reasonable approval of Seller and Purchaser (such agreement, the “License Agreement”). Seller and Purchaser agree to work together in good faith prior to Closing to negotiate and finalize the terms of the License Agreement.

ARTICLE 7

As-Is Sale; Limited Representations and Warranties

Section 7.1. As-Is Sale.

(a) Purchaser acknowledges that it is an experienced and sophisticated purchaser of commercial real estate projects such as the Property and that, prior to the Closing, it will have a full and complete opportunity to conduct such investigations, examinations, inspections and analysis of the Property and market conditions as Purchaser, in its absolute discretion, may deem appropriate. Purchaser further acknowledges that, except for Seller Representations, Purchaser has not relied upon any statements, representations or warranties by Seller or any agent of Seller.

(b) Except for the obligations of Seller under this Agreement and the Seller Representations, Purchaser agrees that the Property shall be sold and that Purchaser shall accept possession of the Property on the Closing Date strictly on an “as is, where is, with all faults” basis, and that, except for the Seller Representations, such sale shall be without representation or warranty of any kind by Seller, express or implied.

(c) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN AND IN ANY DOCUMENTS OR OTHER INFORMATION PREPARED BY SELLER AND ATTACHED HERETO, PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER, ITS AGENTS AND REPRESENTATIVES HAVE NOT RELIED, DO NOT RELY AND WILL NOT RELY TO ANY EXTENT OR IN ANY WAY UPON, DIRECTLY OR INDIRECTLY, AND SELLER HEREBY RELEASES PURCHASER FROM, ANY PRIOR, CONTEMPORANEOUS OR FUTURE EXPRESSIONS, COMMUNICATIONS, REPRESENTATIONS, WARRANTIES, UNDERSTANDINGS, AGREEMENTS (WHETHER ORAL OR WRITTEN) IN ANY WAY WHATSOEVER RELATING TO THE PROPERTY, THIS AGREEMENT OR ANY TERM, CONDITION OR PROVISION HEREOF EXCEPT AS EXPRESSLY SET FORTH HEREIN, MADE AT ANY TIME PRIOR HERETO OR HEREAFTER THROUGH THE CLOSING DATE, WHETHER MADE BY SELLER OR ITS AGENTS OR REPRESENTATIVES.

Section 7.2. Purchaser Representations. Purchaser hereby represents and warrants to Seller as follows:

(a) Purchaser is a corporation, duly formed, validly existing and in good standing under the laws of Maryland. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(b) There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder. Purchaser has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition of Purchaser’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (e) admitted in writing it inability to pay its debts as they come due or (f) made an offer of settlement, extension or composition to its creditors generally. Purchaser has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement.

(c) Neither the execution, delivery or performance of this Agreement (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the organizational documents of Purchaser, (2) to the best of Purchaser’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Purchaser is a party or by which it is bound or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

(d) No authorization, consent, or approval of any governmental authority (including courts) or any other Person is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder.

(e) Purchaser is not, and will not be, a Person with whom Seller is restricted from doing business with under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List;

Section 7.3. Seller’s Representations. Seller warrants and represents to Purchaser as follows:

(a) Representations Concerning Seller.

(i) Each Seller is a limited partnership, duly formed, validly existing and in good standing under the laws of Delaware. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms;

(ii) There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened, against or affecting Seller which, if determined adversely to Seller, would adversely affect its ability to perform its obligations hereunder. Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition of Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing it inability to pay its debts as they come due or (f) made an offer of settlement, extension or composition to its creditors generally. Seller has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement. Notwithstanding anything herein to the contrary, Purchaser acknowledges that Seller has disclosed to Purchaser the existence of the pending proceeding styled and numbered Petition of AT&T for Relief from Carrier-of-Last Resort Obligations, , 07-0357-TL, Public Service Commission and Seller represents and warrants to Purchaser that such pending proceeding will not adversely affect Purchaser, the Property, the consummation of the transactions contemplated by this Agreement or Seller’s ability to perform its obligations hereunder. Fort Development Group, Inc. hereby agrees to indemnify, defend (with counsel reasonably acceptable to

Purchaser) and hold harmless Purchaser and its members, managers, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all claims, liens, actions, liabilities, suits, losses, damages, costs, and/or expenses (including reasonable attorneys’ fees and court costs) asserted against or sustained and/or incurred by an Indemnified Party and arising out of or in any way relating to such proceeding, which indemnity shall be memorialized in a written agreement to be delivered by Seller to Purchaser at Closing in form and substance reasonably satisfactory to Seller and Purchaser (the “Seller Indemnity”);

(iii) Neither the execution, delivery or performance of this Agreement (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the organizational documents of Seller, (2) to Seller’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Seller is a party or by which it is bound, (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument;

(iv) No authorization, consent, or approval of any governmental authority (including courts) or any other Person is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder;

(v) Seller is not a “foreign person” as defined in Section 1445 of the Code; Seller’s taxpayer identification number is 20-1531594; and

(vi) Seller is not, and will not be, a Person with whom Purchaser is restricted from doing business with under the Anti-Terrorism Laws.

(b) Representations Concerning the Property.

(i) Seller will make available for Purchaser’s inspection either at the Property or at Seller’s offices, within the time provided in Section 5.1, true and complete copies of all Leases. Seller will provide Purchaser with a copy of each Rent Roll, which is accurate and complete in all material respects. Purchaser shall verify, by review of the Leases, that the rents (or housing charges) and other amounts set forth on each Rent Roll are the amounts actually being paid by the Tenants under the Leases. Except as expressly disclosed in the Rent Rolls, there are no oral or other terms or agreements with any of the Tenants except as expressly set forth in such Leases, whether through side letters, discount programs or coupons, early termination rights, or otherwise. The Leases are in full force and effect; there are no uncured defaults by the landlord or, to Seller’s knowledge, by any Tenant under any Lease; to Seller’s knowledge, no Tenant has any defense or offset to its rental or other obligations under its Lease; the Tenant under each Lease is paying rent on a current basis (except as noted on a current accounts receivable statement, a copy of which Seller will furnish to Purchaser; there are no agreements with respect to any Tenant allowing the Tenant any reduction, abatement or deferral of rent or allowing the payment of any rent other than in cash; no rentals or other payments have been made more than thirty (30) days in advance (except as noted on a current pre-paid rent statement, a copy of which seller will furnish to Purchaser); there are no outstanding tenant improvement allowances or obligations, moving allowances or other inducements or concessions owed to any Tenant; no brokerage or leasing commission or fee is due or unpaid, and there are no agreements that will obligate Purchaser to pay any such amount on or after Closing in connection with any renewals or extensions of existing Leases or the leasing of any additional space to any Tenants under the Leases; there are no Leases which give any Tenant the right to purchase the Property or any part thereof; and other than the Leases set forth on the Rent Rolls, there are no leases, licenses or other occupancy agreements affecting all or any portion of the Property. The concession package currently in use at each Property, or a list of concessions being offered to prospective tenants, is attached to the Rent Roll for such Property;

(ii) Except as set forth on Exhibit D, (1) Seller has not entered into any commitments or agreements with any governmental authorities or agencies or with any other Person affecting the Property that are not a matter of public record at the registry of deeds for the Property; and (2) Seller has received no written notice requiring the correction of any condition with respect to the Property, or any part thereof, by reason of any alleged violation of any applicable federal, state, county or municipal law, code, rule or regulation, or stating that any investigation has been commenced or is contemplated regarding any of the same;

(iii) Seller has delivered to Purchaser true and complete copies of all engineering, geotechnical, environmental, and other similar studies or reports in the possession or control of the Seller relating to the Property (the “Reports”). All such Reports for purposes of this Agreement constitute Confidential Information;

(iv) Seller has delivered to Purchaser true and complete copies of all permits, licenses, certificates of occupancy and approvals in Seller’s possession or control and relating to the development, ownership and operation of the Property, a list of which is attached hereto as Exhibit L (the “Permits”). Seller has received no written notice of any default under the Permits nor that any license, permit or approval, other than the Permits, is required in connection with the current ownership or use of the Property; to the extent required and possible, the Permits shall be assigned to Purchaser at Closing and Purchaser shall notify the appropriate government authority of the assignment thereof and obtain any required consents;

(v) Seller has received no notices of any judicial, administrative, condemnation or eminent domain proceedings or investigations relating to the Property;

(vi) All sums payable by or on behalf of Seller by reason of any labor or materials furnished with respect to the Property have been, or in the ordinary course of business prior to Closing will be, paid in full, and Seller has not received notice of any material disputes in connection therewith;

(vii) Exhibit H sets forth a complete and accurate list of the Contracts. Seller has delivered (or will deliver within the time provided in Section 5.1) to Purchaser true and complete copies of the Contracts. The Contracts are in full force and effect and neither Seller nor, to Seller’s knowledge, any other party is in default in any material respect under any Contract. All such Contracts for purposes of this Agreement constitute Confidential Information;

(viii) the Personal Property listed on Exhibit I constitutes all of the material personal property currently used in connection with the ownership and operation of the Improvements, and Seller owns such personal property free and clear of all liens, leases and encumbrances;

(ix) Attached hereto as Exhibit J is a true, complete, correct and complete list of all warranties or guaranties issued in connection with the development, construction, operation, maintenance or repair of the Property, and all amendments and modifications thereto (collectively, the “Warranties”). True and correct copies of all of the Warranties have been delivered to Purchaser. The Warranties are in full force and effect and Seller shall deliver and assign the same to Purchaser at Closing. In the event that the issuer of any of the Warranties charges a fee in connection with the assignment or requires that any work be performed in connection with the assignment, then such fee and the cost of work shall be paid by the Seller at or prior to the Closing. All such Warranties for purposes of this Agreement constitute Confidential Information;

(x) The operating statements, income and expense reports, and accounts receivable reports furnished by Seller to Purchaser relative to the Property are true and correct in all material respects and fairly reflect the financial condition, the financial results or other subject matter thereof as of the dates thereof, and except as disclosed to Purchaser in writing, there have been no material adverse changes since the date of such statements. All such operating statements, income and expense reports, and accounts receivable reports for purposes of this Agreement constitute Confidential Information;

(xi) Seller has delivered (or will deliver within the time provided in Section 5.1) true and correct copies of tax bills issued by any applicable federal, state or local governmental authority to the Seller with respect to the Property for the most recent past and current tax years, and any new assessment received with respect to a current or future tax year. No portion of the Property comprises part of a tax parcel which includes property other than property comprising all or a portion of the Property. Seller has not received written notice of any application or proceeding with respect to a reduction or an increase of such taxes (except in connection with a current reassessment being conducted). To Seller’s knowledge, there are no tax refund proceedings relating to the Property which are currently pending. Seller has not received notice of any special taxes or assessments to be levied against the Property nor any change in the tax assessment of the Property; and

(xii) Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any interest in any of the Property.

Section 7.4. Seller’s Knowledge. Whenever a representation is qualified by the phrase “to Seller’s knowledge”, or by words of similar import, the accuracy of such representation shall be based solely on the actual (as opposed to constructive or imputed) knowledge of one or more of David Fort and Ton Von Mook (“Seller Representatives”), without independent investigation or inquiry.

ARTICLE 8

Closing

Section 8.1. Closing Date. The Closing shall take place at 10:00 a.m. on the Closing Date. Unless the parties otherwise agree in writing, the Closing shall be conducted through a customary escrow arrangement with the Title Company and, on or before the Closing Date, the Seller shall deliver to the Title Company or Purchaser the documents listed in Section 8.2 and the Purchaser shall deliver to the Title Company the documents and funds described in Section 8.3.

Notwithstanding anything to the contrary in this Agreement, if, on the Closing Date, Purchaser is unable to bind property and casualty insurance for the Real Property solely because of the existence of a named hurricane threatening the area in which the Real Property is located, Purchaser may, by written notice to Seller, adjourn the Closing until the date that is three (3) Business Days after the date that such condition no longer exists.

Section 8.2. Seller’s Deliveries. At the Closing, Each Seller (except as otherwise provided) shall deliver or cause to be delivered, at such Seller’s sole expense, each of the following items (collectively, “Seller’s Deliveries”):

(a) (i) A special warranty deed in the form attached hereto as Exhibit E, conveying good and clear record and marketable fee simple title, subject only to the Permitted Exceptions, in proper form for recording, (ii) a Bill of Sale, Blanket Conveyance and Assignment in the form attached hereto as Exhibit F, (iii) an Assignment and Assumption Agreement in the form attached hereto as Exhibit G, in proper form for recording, (iv) the Closing Statement, (v) a non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code, all duly executed (and, when required, acknowledged) by Seller, (vi) the Escrow Agreement, (vii) the License Agreement, and (viii) the Seller Indemnity (from the Seller of the Gainesville Property only);

(b) All original Leases and guarantees relating thereto;

(c) All keys in Seller’s possession or control to all locks on the Improvements;

(d) Originals of any Continuing Contracts or, if originals are not in Seller’s possession or control, true and complete copies thereof;

(e) Such evidence or documents as may be reasonably required by the Title Company relating to and sufficient to delete any exceptions for: (i) mechanics’ or materialmen’s liens required to be removed by Seller hereunder; (ii) parties in possession other than Tenants; or (iii) the status and capacity of Seller and the authority of the Person or Persons who are executing the various documents on behalf of Seller in connection with the sale of the Property;

(f) All books, records and other documents, databases, computer files and other Intangible Property in the possession or control of Seller and material to Purchaser’s ownership or operation of the Improvements, including Tenant correspondence and credit files, permits, licenses, and approvals, as-built drawings, plans and specifications, architectural plans, construction drawings and guaranties and warranties;

(g) An updated Rent Roll certified by each Seller as being true, correct and complete;

(h) Any deposits delivered to Seller by any one or more Tenants as security for such Tenant’s or Tenants’ obligations under a Lease or Leases, together with documents in form reasonably satisfactory to Purchaser naming Purchaser as substitute beneficiary thereof;

(i) Sale notice letters to the Tenants. Such notices shall be prepared by Purchaser and reasonably approved by Seller, shall notify the Tenants of the sale and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices, the naming of Purchaser on insurance policies carried by Tenants, and other matters reasonably required by Purchaser or required by law. Unless a different procedure is required by applicable law, in which event such law shall be controlling, Purchaser agrees to transmit or otherwise deliver such letters to the Tenants promptly after the Closing; and

(j) Such other documents as are consistent with the terms of this Agreement and reasonably required to close the transaction contemplated hereby.

Section 8.3. Purchaser’s Deliveries. At the Closing, Purchaser shall deliver the following items (collectively, “Purchaser’s Deliveries”):

(a) Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit) and Purchaser’s share of all escrow costs and closing expenses;

(b) Duly executed and acknowledged originals of the Assignment and Assumption Agreement, the Escrow Agreement, the License Agreement and the Closing Statement;

(c) Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Purchaser and the authority of the Person or Persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Property; and

(d) Such other documents as are consistent with the terms of this Agreement and reasonably required to close the transaction contemplated hereby.

Section 8.4. Costs and Prorations.

(a) General. Real estate taxes and assessments allocable to the payment period that includes the Closing Date, personal property taxes, if any, rental income and all other items of income and expense with respect to the Property shall be prorated between Seller and Purchaser as of the Closing Date in accordance with this Section 8.4. Except as otherwise provided in this Section 8.4, income and expenses shall be prorated on the basis of a 30-day month and on the basis of the accrual method of accounting. All such items attributable to the period prior to the Closing Date shall be credited to Seller, and all such items attributable to the period commencing on the Closing Date shall be credited to Purchaser.

(b) Rents. The fixed and minimum rents (housing charges) and all additional rents, escalation charges, common area maintenance charges, imposition charges, heating and cooling charges, insurance charges, charges for utilities, percentage rent, and all other rents, charges and commissions (collectively, the “Rents”) payable by the Tenants, to the extent collected by Seller on or prior to the Closing Date and which represent payments of Rents applicable to a period of time on or subsequent to the Closing Date, shall be prorated between Seller and Purchaser at Closing on a daily basis over the applicable Academic Lease Year. Purchaser shall be credited at Closing with (i) all security or other deposits paid by Tenants with respect to the Property; (ii) Rent prepaid beyond the Closing Date or paid on account of operating costs, taxes or other items to be incurred after the Closing Date; (iii) any interest on rental agreement or security deposits or prepaid Rent held by or on behalf of Seller and refundable to Tenants; and (iv) all non-contingent fees received from residents at application or at possession (e.g., application, move-in, move-out, redecoration, furniture or technology set up fees, but specifically excluding security deposits or any other payment which could potentially be refundable to residents).

(c) Arrears. Any of the Rents which are due and payable by the Tenants on or prior to the Closing Date, but which have not been collected by Seller on or prior to the Closing Date, or payment of which has been deferred until after the Closing Date (the “Arrearage Rents”), that are paid after the Closing Date shall, subject to the terms below, be paid to Seller, and if the Arrearage Rents are received by Purchaser, Purchaser shall pay the Arrearage Rents to Seller promptly after collection by Purchaser. Purchaser shall use reasonable efforts to collect any Arrearage Rents, but shall have no obligation to commence any action to enforce the obligation of Tenants to pay the Arrearage Rents. In the event Purchaser elects to commence any action or proceeding against any Tenant and as a result thereof collects any Arrearage Rents which Purchaser is required to remit to Seller, Purchaser shall be entitled to deduct and retain a portion of the amount collected which is equal to the reasonable, third party expenses incurred by Purchaser in connection with the collection of the Arrearage Rents. Seller shall have the right to pursue collection of the Arrearage Rents after Closing.

(d) Taxes. All real estate taxes assessed against the Property shall be prorated between Seller and Purchaser on an accrual basis based upon the actual current tax bill with the maximum discount allowed for early payment. If the most recent tax bill received by Seller before the Closing Date is not the actual current tax bill, then Seller and Purchaser shall initially prorate the taxes at the Closing by applying 100% of the tax rate for the period covered by the most current available tax bill to the latest assessed valuation, and shall reprorate the taxes retroactively when the actual current tax bill is then available. All real estate taxes accruing before the Closing Date shall be the obligation of Seller and all such taxes accruing on and after the Closing Date shall be the obligation of Purchaser.

(e) Assessment Installments. If as of the Closing Date the Property is encumbered or otherwise affected by any assessment (whether or not a lien) which is or may become payable in installments (which the Tenants are not required to pay under the provisions of the Leases), then for the purposes of this Agreement, all unpaid installments of such assessments shall be deemed to have become due and payable prior to the Closing Date and Purchaser shall be entitled to receive a credit against the Purchase Price in an amount equal to all unpaid installments of such assessments, and in such event Purchaser shall take title to the Property subject to the unpaid installments not yet due and payable.

(f) Utilities. The actual or estimated charges for utilities accrued and payable by Seller shall be prorated between Seller and Purchaser, provided Purchaser is required by law or elects to assume Seller’s utility account. Deposits for utilities (the “Utility Deposits”), plus any interest on the Utility Deposits to which Seller is or will be entitled that are held by the provider of the utilities and which are freely transferable to Purchaser, shall at the election of the Purchaser be assigned by Seller to Purchaser and Purchaser shall pay Seller the full amount thereof at Closing. Seller shall retain the right to obtain a refund of any Utility Deposits which are not required to be assigned to Purchaser, and Purchaser will cooperate with Seller as reasonably requested in obtaining any refund. With respect to water, sewer, electric and gas charges, Seller shall make reasonable efforts to obtain a reading of the meter or other consumption measuring device as of the Closing Date. If the Seller is unable to obtain such a reading, Seller shall furnish a reading as of a date not more than thirty (30) days prior to the Closing Date and the unknown charges shall be apportioned on the basis of an estimate computed by utilizing such reading and the most recent bill from the utility provider.

(g) Continuing Contracts. Prepaid charges, payments and accrued charges under any Continuing Contracts shall be prorated at Closing in a manner reasonably acceptable to Seller and Purchaser.

(h) Closing Costs. Purchaser and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Purchaser shall pay all costs associated with its due diligence, including the cost of appraisals, architectural, engineering, credit and environmental reports. Each party shall pay one-half of the charges for the escrow services of the Title Company. Seller shall pay all recording fees in connection with the release of any encumbrances on the Property. Purchaser shall pay all recording fees for the deed, survey expenses, including the cost of an ALTA survey, and the cost of any endorsements to Purchaser’s title policy (other than any endorsements necessary to cure any Purchaser Title Objections and Stub Period Title Objections as provided in Section 4.1(a) and 4.1(b), respectively, and the modification of the exception 2 of the San Marcos Title Commitment to “shortages in area”, all of which shall be paid by Seller), costs of any lender’s title policy and any endorsement required by Purchaser’s lender. Seller shall pay all title expenses, title search and abstract fees, title premiums, the premium to modify exception 2 of the San Marco Title Commitment to “shortages in area”, and transfer taxes or documentary stamp charges. All other customary purchase and sale closing costs shall be paid by Seller or Purchaser in accordance with the custom in the jurisdiction where the Property is located.

(i) Closing Statement. Purchaser and Seller shall cooperate to produce and reasonably agree upon prior to the Closing Date a schedule of prorations to be made as of the Closing Date in accordance with the terms of this Agreement (the “Closing Statement”). If any of the items described in this Section 8.4 cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable. The provisions of this Section 8.4 shall survive the Closing.

Section 8.5. Possession. Possession of the Property shall be delivered to Purchaser by Seller at the Closing, subject only to the Leases set forth on the Rent Roll or entered into in accordance with Section 6.5(a), rights arising under any Continuing Contracts, and the Permitted Exceptions.

ARTICLE 9

Real Estate Commission

Section 9.1. Commissions.

(a) Seller represents, warrants and covenants to Purchaser that Seller has not dealt with any real estate agent or broker in connection with the transaction contemplated hereby except for Marcus & Millichap and FortGroup Acquisition Corporation (“Seller’s Broker”). Seller shall pay any brokerage commission due to Seller’s Broker in accordance with the separate agreement between Seller and Seller’s Broker. Seller shall indemnify and hold Purchaser harmless from any damages suffered by Purchaser as a result of a breach of the foregoing representation.

(b) Purchaser represents, warrants and covenants with Seller that Purchaser has not dealt with any real estate agent or broker in connection with the transaction contemplated hereby. Purchaser shall indemnify and hold Seller harmless from any damages suffered by Seller as a result of a breach of the foregoing representation.

(c) The provisions of this Section 9.1 shall survive the Closing.

ARTICLE 10

Termination and Default

Section 10.1. Purchaser’s Default. If the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Property in accordance with the terms of this Agreement, and if such default is not cured within ten (10) days from written notice thereof from Seller to Purchaser (except such notice shall not be required where all conditions precedent to Purchaser’s obligations under this Agreement as set forth in Section 6.1 have been satisfied and Purchaser fails to provide the Purchaser’s Deliveries as set forth in Section 8.3), then: (a) this Agreement shall automatically terminate; (b) the Deposit shall be paid to and retained by Seller as liquidated damages; and (c) Seller and Purchaser shall have no further obligations to each other, except those obligations that survive a termination hereof by its terms. PURCHASER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLER AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. PURCHASER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT SHALL BE SELLER’S SOLE REMEDY, AT LAW AND IN EQUITY, FOR PURCHASER’S FAILURE TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

Section 10.2. Seller’s Default. If Seller defaults in its obligation to sell the Property to Purchaser in accordance with the terms of this Agreement, and if such default is not cured within ten (10) days from written notice thereof from Purchaser to Seller (except such notice shall not be required where all conditions precedent to Seller’s obligations under this Agreement as set forth in Section 6.2 have been satisfied and Seller fails to provide the Seller’s Deliveries as set forth in Section 8.2), then Purchaser may, as its sole and exclusive remedy at law or in equity: (a) terminate this Agreement in its entirety by giving written notice thereof to Seller, in which event the Deposit will promptly be returned to Purchaser and the parties shall have no further obligation to each other except any obligations hereunder that expressly survive any such termination; (b) terminate this Agreement solely with respect to the Property to which such default relates by giving written notice thereof to Seller, in which event the parties shall have no further obligation to each other with respect to such Property except any obligations hereunder that expressly survive any such termination; (c) waive such default and consummate the transactions contemplated hereby in accordance with the terms of this Agreement; or (d) specifically enforce this Agreement. Purchaser hereby irrevocably waives any other right or remedy for such default; provided, however, that if, in breach of this Agreement, Seller sells the Property (or any portion thereof) to someone other than Purchaser or otherwise takes action that renders the remedy of specific performance impossible or impractical to obtain, Seller shall reimburse Purchaser for the actual third-party out of-pocket expenses incurred by Purchaser in connection with this Agreement and the transaction contemplated hereby, in an amount not to exceed $100,000.00. If Purchaser brings an action for specific performance, the Deposit shall remain in escrow pending the outcome of such action.

Section 10.3. Breach of Representations. The representations and warranties of Seller and Purchaser set forth in this Agreement or in any document or certificate delivered by Seller or Purchaser in connection herewith shall survive the Closing for a period of twelve (12) months (the “Survival Period”), and no action or proceeding thereon shall be valid or enforceable, at law or in equity, unless within such time, written notice thereof is given to the other party.

ARTICLE 11

Miscellaneous

Section 11.1. Entire Agreement; Successors and Assigns; Miscellaneous Provisions. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

Neither this Agreement nor any interest hereunder shall be assigned or transferred by Seller. Purchaser may not assign or otherwise transfer its interest under this Agreement in whole or in part without Seller’s prior written consent, which may be withheld in Seller’s sole discretion; provided, however, that Purchaser shall have the right, without Seller’s consent, to assign Purchaser’s rights hereunder to any corporation, limited liability company or other entity controlling, controlled by or under common control with Purchaser provided written notice of such assignment is given to the Seller prior to the date of Closing and such notice is accompanied by a fully-executed agreement between Purchaser and such assignee whereby Purchaser assigns Purchaser’s rights hereunder to such assignee and such assignee assumes the obligations of the Purchaser under this Agreement. Notwithstanding any such assignment, Purchaser shall remain primarily liable for all obligations and liabilities hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts, and all counterparts shall collectively constitute a single agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by both Seller and Purchaser. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein”, “hereinafter”, “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.” This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

Section 11.2. Waiver; Governing Law. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement. This Agreement shall be construed and the rights and obligations of Seller and Purchaser hereunder determined in accordance with the internal laws of Florida, without regard to the principles of conflict of laws.

Section 11.3. Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally known overnight delivery service for next day delivery, (iii) delivered in person or (iv) sent by telecopier or facsimile machine which automatically generates a transmission report that states the date and time of the transmission, the length of the document transmitted and the telephone number of the recipient’s telecopier or facsimile machine (with a copy thereof sent in accordance with clause (i), (ii) or (iii) above). All notices shall be deemed to have been given upon receipt. All notices shall be addressed to the parties at the addresses below:

If to Seller:	Fort Development Group, Inc.
1301 Plantation Island Drive
Suite 304
St. Augustine, Florida 32080
Attn: Michael Ahwash Fax No.: (904) 584-1555

With a copy to:	Carey, O’Malley, Whitaker & Manson, P.A.
712 South Oregon Avenue
Tampa, Florida 33606
Attn: Andrew M. O’Malley, Esq.
Fax No.: (813) 250 - 9898

If to Purchaser:	Excelsior LaSalle Property Fund, Inc.
c/o LaSalle Investment Management, Inc.
200 East Randolph Drive
Chicago, Illinois 60601
Attn: Chris Akins
Fax No.: (312) 416 - 9517

With a copy to:	Paul, Hastings, Janofsky & Walker LLP
191 N. Wacker Drive
30th Floor
Chicago, Illinois 60606
Attn: Daniel J. Perlmen, Esq.
Fax No.: (312) 499 - 6190

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 11.3. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

Section 11.4. Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

Section 11.5. IRS Real Estate Sales Reporting. Purchaser and Seller hereby agree that the Title Company shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.

Section 11.6. Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Title Company, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

Section 11.7. Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

Section 11.8. Exclusivity. In consideration of the significant time and expense to be devoted by Purchaser to its potential acquisition of the Property, Seller agrees that, during the term of this Agreement, it will negotiate exclusively with Purchaser concerning a potential sale of the Property, it will not market the Property for sale or allow other potential purchasers to inspect or tour the Property, and it has not and will not enter into any agreement to sell the Property to any party other than Purchaser.

Section 11.9. No Recording. Neither Purchaser nor its agents or representatives shall record or file this Agreement or any memorandum hereof in any public records.

Section 11.10. No Implied Agreement. Neither Seller nor Purchaser shall have any obligations in connection with the transaction contemplated by this Agreement unless both Seller and Purchaser, each acting in its sole discretion, elects to execute and deliver this Agreement to the other party. No correspondence, course of dealing or submission of drafts or final versions of this Agreement between Seller and Purchaser shall be deemed to create any binding obligations in connection with the transaction contemplated hereby, and no contract or obligation on the part of Seller or Purchaser shall arise unless and until this Agreement is fully executed by both Seller and Purchaser. Once executed and delivered by Seller and Purchaser, this Agreement shall be binding upon them notwithstanding the failure of Title Company or any broker or other Person to execute this Agreement.

Section 11.11. Public Announcements; Press Releases. Both parties agree that, without the prior written approval of the other party, it will not issue any press release, advertisement, internet posting or other similar announcement, statement or disclosure of this Agreement or the transactions contemplated hereby, whether before or after the Closing, except to the extent otherwise required by law or court order. The provisions of this Section 11.11 shall survive the Closing or termination of this Agreement.

Section 11.12. Electronically Transmitted Signatures Signatures to this Agreement, any amendment hereof and any notice given hereunder, transmitted electronically or by telecopy shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or electronically transmitted signature and shall accept the telecopied or electronically transmitted signature of the other party to this Agreement.

Section 11.13. Waiver of Jury Trial. Seller and Purchaser each knowingly, voluntarily and intentionally waive any right to which either of them may have to a trial by jury with respect to any litigation or legal proceeding based upon or arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement including, by way of example but not limitation, breach of contract, any course of conduct, course of dealings, verbal or written statements or acts or omissions of either party which in any way relate to this Agreement. Furthermore, Seller and Purchaser agree that they will not seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot or has not been waived. Seller and Purchaser have specifically discussed and negotiated for this waiver and understand the legal consequences thereof.

Section 11.14. Joint and Several Liability. The liability of each Seller hereunder shall be joint and several, and the release by Purchaser of any of them shall not release or affect in any manner the obligations of any other of them, and the obligations of each Seller under this Agreement shall not be revoked, discharged or impaired as to any such persons or entities by reason of the death or incapacity or insolvency of any other of them.

Section 11.15. Radon Gas Disclosure. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health department.

[The balance of this page has intentionally been left blank. Signature pages follow.]

IN WITNESS WHEREOF, Seller and Purchaser hereto have executed this Agreement as of the Effective Date.

SELLER:

CABANA BEACH OF SAN MARCOS, L.P., a Delaware limited partnership

By:	Cabana Beach of San Marcos GP, Inc., a Florida corporation, its general partner

	By:	/s/ David H. Fort
	Name:	David H. Fort
	Title:	C.E.O.

CABANA SOUTH BEACH APARTMENTS LP, a Delaware limited partnership

By:	Cabana SB of Gainesville, Inc., a Florida corporation, its general partner

	By:	/s/ David H. Fort
	Name:	David H. Fort
	Title:	C.E.O.

PURCHASER:

EXCELSIOR LASALLE PROPERTY FUND, INC., a Maryland corporation

By:	LaSalle Investment Management, Inc., a Maryland corporation, its Advisor

By:	/s/ Christine M. Akins
Name:	Christine M. Akins
Title:	Senior Vice President

JOINDER

The undersigned is executing this Agreement solely with respect to the indemnity obligations set forth in Section 7.3(a)(iii) hereof.

FORT DEVELOPMENT GROUP, INC.

By:	/s/ David H. Fort
Name:	David H. Fort
Title:	C.E.O.

Schedule 1.1

Defined Terms

“Academic Lease Year” shall mean, for purposes of the Gainesville Property, the fiscal year beginning August 21, 2007, with non-renewing residents vacating their premises on or before August 20, 2008, and for purposes of the San Marcos Property, the fiscal year beginning August 18, 2007, with non-renewing residents vacating their premises on or before August 17, 2008.

“Anti-Terrorism Laws” shall have the meaning set forth in Section 7.2(e).

“Arrearage Rents” has the meaning set forth in Section 8.4(c).

“Business Day” shall mean any day of the week other than (i) Saturday and Sunday, (ii) a day on which banking institutions in Florida are obligated or authorized by law or executive action to be closed to the transaction of normal banking business, or (iii) a day on which governmental or banking functions in Florida are interrupted because of extraordinary events such as hurricanes, blizzards, power outages or acts of terrorism.

“Closing” shall mean the consummation of the purchase and sale of the Property pursuant to the terms of this Agreement.

“Closing Date” shall have the meaning set forth in Section 2.4.

“Closing Statement” has the meaning set forth in Section 8.4(j).

“Code” shall mean the Internal Revenue Code of 1986, and all amendments thereto and all regulations issued thereunder.

“Confidential Information” shall mean any information concerning the Property provided to Purchaser by Seller, excluding information that is available to the general public or from sources other than Seller. Confidential Information, without any limitation being implied, includes any summaries, reports, or other analysis of the Property prepared by Seller and derived from Seller’s inspection of the Property, review of economic data and market conditions, review of the Leases, monthly operating statements, rent roll, and delinquent report for the Property. The term also specifically includes any and all information provided to Purchaser by Seller with respect to the Property including any limitation being implied the monthly operating statements, rent roll, delinquency reports, and current rental report.

“Contracts” shall mean all development, construction, service, management, leasing, operation, maintenance, repair and other contracts (other than the Leases) affecting the Land or Improvements and all amendments and modifications thereto.

“Deposit” has the meaning set forth in Section 3.1.

“Effective Date” shall mean September     , 2007.

“Employee Claims” shall have the meaning set forth in Section 5.6.

“Environmental Law” shall mean any federal, state, local or administrative agency ordinance, law, rule, regulation, order or requirement relating to environmental conditions, human health or Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Emergency Planning and Community Right-To-Know Act (42 U.S.C. §1101 et seq.), The Endangered Species Act (16 U.S.C. §1531 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. §651 et seq.) and the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), and the regulations promulgated pursuant to such laws, all as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1074, as amended from time to time.

“Gainesville Improvements” shall mean thirty nine (39) student housing apartment buildings containing 504-units, 1,488-beds and approximately 591,288 net rentable square feet and commonly known as Cabana Beach Apartments located at 1601 SW 51st Terrace, Gainesville, Florida, and all other buildings, structures and other improvements situated upon the Gainesville Land and any fixtures, systems and facilities owned by Seller and located on the Gainesville Land.

“Gainesville Intangible Property” shall mean all of Seller’s right, title and interest in all intangible assets relating to the Gainesville Land, Gainesville Improvements or Gainesville Personal Property, including all of Seller’s right, title and interest, if any, in all (a) warranties and guaranties relating to the Gainesville Land, Gainesville Improvements or Gainesville Personal Property, including completion bonds, roof warranties, foundation warranties, warranties on appliances and HVAC units, and general contractor warranties issued to Seller in connection with the Improvements or the Personal Property, (b) licenses, permits and approvals relating to the Land, Improvements or Personal Property, (c) logos and tradenames relating to the Land, Improvements or Personal Property, including the trade or business name “Cabana Beach of Gainesville” and any derivations thereof, (d) all advertising materials, internet addresses and web sites relating to the Improvements, (e) contract rights, (f) any letters of credit held as security for any Tenant’s obligations, (g) plans and specifications relating to the Gainesville Land, Gainesville Improvements or Gainesville Personal Property, and (h) all data, electronic files and databases (including tenant, leasing, book-keeping, accounts payable, payroll, and account receivable files), computer software and programs, computer passwords and security codes, and the like employed by or on behalf of Seller in the operation and leasing of the Improvements, in each case to the extent that Seller may legally transfer the same.

“Gainesville Land” means the land described on Exhibit A attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of Seller in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral rights appurtenant to such land.

“Gainesville Leases” shall mean all residence agreements, leases, licenses and other agreements, including all amendments, extensions, modifications and supplements thereto, and guarantees thereof, pursuant to which any Person uses or occupies any part of the Gainesville Real Property.

“Gainesville Personal Property” shall mean all furniture, equipment, machinery, inventories, supplies, signs, equipment, vehicles (including carts), fitness equipment, pool equipment, pool supplies, rolling stock, spare parts, inventory, telephone, computer, facsimile, printing and other electronic equipment (including servers, disk drives, modems, routers, cabling, and the like) and other tangible personal property and equipment used in (or on inventory in connection with) the operation and/or leasing of the Gainesville Improvements and all other tangible personal property, if any, owned by Seller and used in connection with the operation of the Gainesville Improvements whether located on-site or off-site, including those listed on Exhibit H.

“Gainesville Property” means, collectively, the Gainesville Real Property, the Gainesville Personal Property, Seller’s interest in the Gainesville Leases, and the Gainesville Intangible Property.

“Gainesville Real Property” means, collectively, the Gainesville Land and the Gainesville Improvements.

“Hazardous Materials” shall mean any substance or material which is or contains: (i) any substance, waste or material now or hereafter defined in and/or regulated under any Environmental Law; (ii) gasoline, diesel fuel or other petroleum hydrocarbons; (iii) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (iv) polychlorinated biphenyls; (v) radon gas; or (vi) mold, mildew or other biological agents.

“Improvements” shall mean individually or collectively, as the context shall require, the San Marcos Improvements and the Gainesville Improvements.

“Intangible Property” shall mean, individually or collectively, as the context shall require, the San Marcos Intangible Property and the Gainesville Intangible Property.

“Land” shall mean, individually or collectively, as the context shall require, the San Marcos Land and the Gainesville Land.

“Lease Proposal Notice” shall mean a written notice from Seller to Purchaser in accordance with Section 6.5(a) that: (a) identifies a Tenant or proposed Tenant by name and business; (b) includes all material documents submitted to Landlord by or for the Tenant, including any financial statements or other information concerning the proposed Tenant; and (c) contains a term sheet, letter of intent or other description of the material business terms of a proposed Lease Transaction.

“Lease Transaction” shall mean any of the following actions by Seller with respect to any Lease (or proposed Lease): (a) the execution of any new Lease; (b) the renewal or material modification of any Lease, or the consent to any assignment of or subletting under any Lease, other than any renewal, expansion, assignment or subletting that Seller is obligated to enter into or approve under the terms of the Leases; or (c) the termination of any Lease or the application of any security or other deposit to the obligations of a Tenant.

“Leases” shall mean, individually or collectively, as the context may require, the San Marcos Leases and the Gainesville Leases.

“Legal Requirements” means all applicable zoning, building, health and safety, Environmental and all other laws, legislation, rules, codes, by-laws, ordinances, resolutions, regulations, orders and decrees and all requirements of the Board of Fire Underwriters and any other insurance underwriters relating in any way to the Property or the development, construction, ownership, use and occupancy thereof.

“Material Casualty” shall have the meaning set forth in Section 6.3.

“Material Taking” shall have the meaning set forth in Section 6.4.

“Non-Qualifying Lease Transaction” shall have the meaning set forth in Section 6.5(a).

“Permits” shall have the meaning set forth in Section 7.3(b)(iv).

“Permitted Exceptions” shall mean, for any Property, all matters shown on the Title Commitment (other than Voluntary Liens) or the Survey for such Property, except for those matters as to which, in accordance with Section 4.1, Purchaser makes a written objection on or before the end of the Study Period. In no event shall any Voluntary Lien constitute a Permitted Exception, and all Voluntary Liens shall be paid in full at or before the Closing or out of the proceeds otherwise due to Seller. In the event Purchaser fails to obtain a current properly certified survey meeting minimum state standards, any standard exceptions in the Title Commitment which could have been deleted upon the submission to the Title Company of an appropriate survey shall be considered a “Permitted Exceptions.”

“Person” shall mean any individual, estate, trust, partnership, limited liability company, limited liability partnership, corporation, governmental agency or other legal entity.

“Personal Property” shall mean, individually or collectively, as the context shall require, the San Marcos Personal Property and the Gainesville Personal Property.

“Property” shall mean, individually or collectively, as the context shall require, the San Marcos Property and the Gainesville Property.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Purchaser” shall mean the Person named as such in the first paragraph hereof and its successors and assigns.

“Purchaser Title Objections” shall have the meaning set forth in Section 4.1.

“Real Property” shall mean, individually or collectively, as the context shall require, the San Marcos Real Property and the Gainesville Real Property.

“Rents” shall have the meaning set forth in Section 8.4(b).

“Reports” shall have the meaning set forth in Section 7.3(b)(iii).

“Rent Rolls” shall mean the rent rolls attached hereto as Exhibit C.

“San Marcos Improvements” shall mean seventeen (17) student housing buildings containing 276-units, 744-beds and approximately 278,460 net rentable square feet and commonly known as Cabana Beach Apartments and located at 1250 Sadler Drive, San Marcos, Texas, and all other buildings, structures and other improvements situated upon the San Marcos Land and any fixtures, systems and facilities owned by Seller and located on the San Marcos Land.

“San Marcos Intangible Property” shall mean all of Seller’s right, title and interest in all intangible assets relating to the San Marcos Land, San Marcos Improvements or San Marcos Personal Property, including all of Seller’s right, title and interest, if any, in all (a) warranties and guaranties relating to the San Marcos Land, San Marcos Improvements or San Marcos Personal Property, including completion bonds, roof warranties, foundation warranties, warranties on appliances and HVAC units, and general contractor warranties issued to Seller in connection with the Improvements or the Personal Property, (b) licenses, permits and approvals relating to the Land, Improvements or Personal Property, (c) logos and tradenames relating to the Land, Improvements or Personal Property, including the trade or business name “Cabana Beach of San Marcos” and any derivations thereof, (d) all advertising materials, internet addresses and web sites relating to the Improvements, (e) contract rights, (f) any letters of credit held as security for any Tenant’s obligations, (g) plans and specifications relating to the San Marcos Land, San Marcos Improvements or San Marcos Personal Property, and (h) all data, electronic files and databases (including tenant, leasing, book-keeping, accounts payable, payroll, and account receivable files), computer software and programs, computer passwords and security codes, and the like employed by or on behalf of Seller in the operation and leasing of the Improvements, in each case to the extent that Seller may legally transfer the same.

“San Marcos Land” means the land described on Exhibit A-1 attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of Seller in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral rights appurtenant to such land.

“San Marcos Leases” shall mean all residence agreements, leases, licenses and other agreements, including all amendments, extensions, modifications and supplements thereto, and guarantees thereof, pursuant to which any Person uses or occupies any part of the San Marcos Real Property.

“San Marcos Personal Property” shall mean all furniture, equipment, machinery, inventories, supplies, signs, equipment, vehicles (including carts), fitness equipment, pool equipment, pool supplies, rolling stock, spare parts, inventory, telephone, computer, facsimile, printing and other electronic equipment (including servers, disk drives, modems, routers, cabling, and the like) and other tangible personal property and equipment used in (or on inventory in connection with) the operation and/or leasing of the San Marcos Improvements and all other tangible personal property, if any, owned by Seller and used in connection with the operation of the San Marcos Improvements whether located on-site or off-site, including those listed on Exhibit H-1.

“San Marcos Property” means collectively, the San Marcos Real Property, the San Marcos Personal Property, Seller’s interest in the San Marcos Leases, and the San Marcos Intangible Property.

“San Marcos Real Property” means, collectively, the San Marcos Land and the San Marcos Improvements.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Representations” shall mean the representations and warranties of Seller expressly set forth in this Agreement or in any Closing document executed and delivered by Seller pursuant to this Agreement.

“Seller Representatives” shall have the meaning set forth in Section 7.4.

“Study Period” shall have the meaning set forth in Section 5.2.

“Survey” shall have the meaning set forth in Section 4.1.

“Survival Period” shall have the meaning set forth in Section 10.3.

“Tenants” shall mean all Persons leasing or occupying space within the Real Property pursuant to written agreements with Seller or a prior owner of the Real Property.

“Termination Notice” shall have the meaning set froth in Section 5.2.

“Title Commitment” shall have the meaning set forth in Section 4.1.

“Title Company” shall mean Stewart Title Insurance Company.

“USA Patriot Act” shall have the meaning set forth in Section 7.2(e).

“Utility Deposits” shall have the meaning set forth in Section 8.4(f).

“Voluntary Liens” shall mean any of the following encumbrances on the Property or any portion thereof: (a) any mortgage or deed of trust granted or assumed by Seller; (b) any mechanic’s or materialmen’s lien as a result of work performed by or on behalf of Seller; (c) any lien for unpaid taxes, assessments, utility, water, sewer or other governmental charges; and (d) any other lien or encumbrance granted, assumed or suffered by Seller and securing the repayment of money or other claims made against Seller.

“Warranties” shall have the meaning set forth in Section 7.3(b)(ix).

Schedule 2.4

Projected Year 1 EGI

(see attachment)

Property:		Cabana Beach – Gainesville	Cabana Beach - San Marcos
Underwritten Operating Performance:		[****]	[****]
	Second Year Net Operating Income (per LOI)	[****]	[****]
	Add: Year 2 Operating Expenses (Seller’s offering package)	[****]	[****]
	Year 2 Effective Gross Income (Required Year 1 EGI)			[****]

Computation of Projected Year 1 EGI:

(i)	Annualized Value of Leases in Place at Closing	[****]	[****]	[****]
Current estimate as of August 17, 2007

(ii)	Provision for Bad Debt Expense	[****]	[****]	[****]
0.50% of gross revenues

(iii)	Projected rental loss from early lease expirations	[****]	[****]	[****]
None anticipated

(iv)	Other concessions to residents surviving closing	[****]	[****]	[****]
None anticipated

(v)	Fees From Residents (earned during the 2007-8 leasing campaign)
	Applications Fees	[****]	[****]
	Administration Fees	[****]	[****]
	Other -	[****]	[****]
		[****]	[****]	[****]

(vi)	Assumed Ancillary Income
	Community Assistant Conc	[****]	[****]
	Employee Concessions	[****]	[****]
	Rent Concessions	[****]	[****]
	Rent Adjustments	[****]	[****]
	Bad Debt Expense	[****]	[****]
	Vacancies	[****]	[****]
	Bad Debt Recovery	[****]	[****]
	Interest Income	[****]	[****]
	Resident Fines	[****]	[****]
	Late Fees	[****]	[****]
	Sub-let	[****]	[****]
	Mail Forwarding Income	[****]	[****]
	Transfer/Termination Fees	[****]	[****]
	Key / Decal Replacement	[****]	[****]
	Vending Income	[****]	[****]
	NSF Fees	[****]	[****]
	Misc. Income	[****]	[****]
	Utility Chargebacks	[****]	[****]
	Legal Fees	[****]	[****]
	Charge Back - Damage	[****]	[****]
		[****]	[****]	[****]

****	Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

Projected Year 1 EGI	[****]
Projected Year 1 EGI Shortfall	[****]

Note: The Actual Year 1 EGI Shortfall shall be computed as: (1) the Projected Year 1 EGI Shortfall (if negative), (2) offset by rental to be received in the current academic year from new leases executed between the date referred to above (in Computation of Projected Year 1 EGI, item (i)) and January 31, 2008.

Seller’s Income Support Deposit (the minimum of):
Projected Year 1 EGI Shortfall	[****]
Maximum Amount	[****]
[****]

****	Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

Schedule 3.1

Form of Deposit Escrow Agreement

Escrow Agreement among Seller, Purchaser and Escrow Holder.

RECITAL

Seller and Purchaser have entered into the Purchase Agreement dated effective as of September     , 2007 for the Property. In connection with the transactions contemplated by the Purchase Agreement, Purchaser and Seller have requested Escrow Holder to hold the Escrow Deposit (as defined in the Purchase Agreement) under such Purchase Agreement in escrow in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the covenants herein and other valuable consideration, Seller, Purchaser and Escrow Holder agree as follows:

1. Definition of Terms - Throughout this Agreement the following terms shall be defined as indicated.

Term	Definition
Seller	Cabana Beach of San Marcos, L.P.
Cabana South Beach Apartments LP

Seller’s Address	c/o Fort Development Group, Inc.
1301 Plantation Island Drive
Suite 304
St. Augustine, Florida 32080
Attention: Michael Ahwash

Purchaser	Excelsior LaSalle Property Fund, Inc.

Purchaser’s Addresses	c/o LaSalle Investment Management, Inc.
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Chris Akins

Escrow Holder	Stewart Title Guaranty Company

Address of Escrow Holder

Purchase Agreement	Dated effective as of September , 2005

Property	See Annex A attached hereto

Initial Escrow Deposit	San Marcos $150,000.00
Gainesville $300,000.00

Additional Escrow Deposit	San Marcos $225,000.00
Gainesville $450,000.00

Date of this Escrow Agreement	September , 2007

2. Receipt of Escrow Check - Escrow Holder acknowledges receipt of the check or payment representing the Initial Escrow Deposit under the Purchase Agreement (the Initial Escrow Deposit, the Additional Escrow Deposit, when made, and any interest accrued thereon is hereinafter called the “Deposit”). Escrow Holder agrees to hold the Deposit on the terms and conditions set forth in this Agreement.

3. Disposition of Contract Deposit - Escrow Holder shall hold and dispose of the Deposit in accordance with the terms of this Agreement or in accordance with any instruction or instructions which shall be signed jointly by both Seller and Purchaser, or in accordance with separate instructions of like tenor signed by Seller and Purchaser. Seller and Purchaser hereby instruct and authorize Escrow Holder to invest the Deposit in any of the following: (i) United States Treasury obligations; (ii) United States Treasury-backed repurchase agreements issued by a major national money center banking institution reasonably acceptable to Seller; or (iii) such other investments as may be reasonably acceptable to Seller and Purchaser. If Escrow Holder shall receive an instruction (hereinafter the “Instruction”) with respect to the Deposit, or any part thereof, from Seller but not from Purchaser, or from Purchaser but not from Seller (the party giving the Instruction being hereinafter referred to as the “Instructing Party” and the party which shall not have given the Instruction being hereinafter referred to as the “Non-Instructing Party”), Escrow Holder shall transmit a copy of the Instruction received from the Instructing Party to the Non-Instructing Party. Escrow Holder shall not act in accordance with the Instruction unless and until the Non-Instructing Party shall notify Escrow Holder in writing that Escrow Holder is to comply with the Instruction. If the Non-Instructing Party shall advise Escrow Holder not to comply with the Instruction, Escrow Holder shall not act in accordance with the Instruction, but may thereafter either

(a) act solely in accordance with any of the following:

(i) a new Instruction signed jointly by Seller and Purchaser;

(ii) separate Instructions of like tenor from each of Seller and Purchaser;

(iii) a certified copy of an arbitrator’s award issued under the rules of the American Arbitration Association as to which Escrow Holder shall have received an opinion of a law firm satisfactory to Escrow Holder in its sole and absolute discretion that such award is final beyond appeal; or

(iv) a certified copy of a judgment of a court of competent jurisdiction as to which Escrow Holder shall have received an opinion of a law firm satisfactory to Escrow Holder in its sole and absolute discretion that such award is final beyond appeal; or

(b) deposit the Deposit with a court selected by Escrow Holder and in such event all liability and responsibility of Escrow Holder shall terminate upon such deposit having been made.

Notwithstanding anything herein to the contrary, Purchaser may unilaterally demand a return of the Deposit at any time on or before the later of (i) October 1, 2007 and (ii) five (5) Business Days after

Seller has delivered to Purchaser a certified rent roll of each Property setting forth all of the Leases in place at the Property as of the end of the Study Period, upon delivery to Escrow Holder of an Instruction demanding a return of the Deposit. Upon receipt of any such Instruction, Escrow Holder shall promptly return the Deposit to Purchaser.

4. Responsibility - Escrow Holder shall not be bound in any way by the Purchase Agreement or any other agreement between Seller and Purchaser, whether or not it has knowledge thereof, and Escrow Holder’s only duties and responsibilities shall be to hold and to dispose of the Deposit in accordance with the terms of this Agreement.

5. Duties; Indemnity. Escrow Holder is acting only for the accommodation of the parties and in performing its duties, shall not be liable for: a) any loss, costs or damage which it may incur as result of serving as Escrow Holder hereunder, except for any loss, costs or damage arising out of its willful misconduct or gross negligence, b) any action taken or omitted to be taken in reliance upon any document, escrow instructions, including any written instructions provided for in this Agreement, which Escrow Holder shall in good faith believe to be genuine and c) any loss or impairment of the Funds deposited with federally insured financial institution, resulting from the failure, insolvency, or suspension of the depositary. Purchaser and Seller hereby agree to indemnify and hold Escrow Holder harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees, which may be incurred by Escrow Holder in connection with its serving as Escrow Holder hereunder.

6. Notice - Any notice, report, demand or instruction required or permitted under this Agreement shall be deemed to have been sufficiently transmitted, delivered, given or served for all purposes if delivered by nationally recognized overnight courier service which provides a receipt to the parties at their addresses hereinabove set forth (if to Seller, with a copy to Andrew M. O’Malley, Esq. Carey, O’Malley, Whitaker & Manson, P.A., 712 South Oregon Avenue, Tampa, Florida 33606, Fax No. 813-250-9898; if to Purchaser, with a copy to Jeffrey S. Rheeling, Paul, Hastings, Janofsky & Walker LLP, 191 N. Wacker Drive, 30th Floor, Chicago, Illinois 60606, Fax No. 312-499-6183) or at such other address as a party may hereafter designate by written notice as herein provided. The effective date of delivery or transmittal of a notice, report, demand or instruction shall be the actual date that delivery is effected.

7. Miscellaneous - This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement may not be changed or amended except by a writing signed by each of the parties hereto and Escrow Holder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:

CABANA BEACH OF SAN MARCOS, L.P.,
a Delaware limited partnership

By:	Cabana Beach of San Marcos GP, Inc., a Florida corporation, its general partner

By:
Name:
Title:

CABANA SOUTH BEACH APARTMENTS LP, a Delaware limited partnership

By:	Cabana SB of Gainesville, Inc., a Florida corporation, its general partner

By:
Name:
Title:

PURCHASER:

EXCELSIOR LASALLE PROPERTY FUND, INC., a Maryland corporation

By:	LaSalle Investment Management, Inc., a Maryland corporation, its Advisor

By:
Name:
Title:

ESCROW HOLDER:

STEWART TITLE GUARANTY COMPANY

By:
Name:
Title:

Schedule 5.1

Materials to be Delivered by Seller

(1)	The Leases and addenda are available for Purchaser’s inspection at the Property;

(2)	A rent roll for each Property dated within twenty (20) days of the Effective Date prepared that identifies all Leases [if applicable, by building and suite or apartment number] and specifies the date of each tenant’s Lease, the commencement and expiration date of each Lease, the name of the tenant, the amount of the monthly rent or housing charge, any garage spaces or other amenity leased by the tenant, the amount of the security and other deposits paid by the tenant and the form thereof, any prepaid rent, the date through which rent has been paid, free rent or other inducements or concessions, and any known defaults and the monetary extent of such default; to the extent that the rent rolls do not include all referenced information, Seller will provide supplemental schedules; Seller’s submission of rent rolls and any supplemental schedules or information will be to Seller’s knowledge and reasonable practices.

(3)	A delinquent rent report dated within twenty (20) days of the Effective Date;

(4)	Copies of the most recent weekly leasing activity reports prepared by the Property Management Company for the Project for the six (6) month period prior to the Effective Date;

(5)	A occupancy report dated within twenty (20) days of the Effective Date showing occupancy history for the Property by calendar month for the nine (9) month period prior to the Effective Date;

(6)	If applicable, a copy of the concession package being used at the Property or a list of concessions currently being offered to prospective tenants;

(7)	Copies of monthly and annual operating statements for the Property year-to-date for the current year;

(8)	A schedule of any leasing commissions that are due under the Leases or will become due upon and extension, expansion or renewal of the Leases;

(9)	Copies of any documents relating to any proposed or actual sublease or assignment of any Tenant’s interest under its Lease, to the extent in Seller’s possession or control, are available for Purchaser’s inspection at the Property;

(10)	Copies of all financial, profile and background information concerning the Tenants that is in Seller’s possession or control are available for Purchaser’s inspection at the Property;

(11)	A copy of non-residential Tenant current insurance certificates, to the extent in Seller’s possession or control, are available for Purchaser’s inspection at the Property;

(12)	All warranties and guarantees with respect to the Property in Seller’s possession or control;

(13)	All Contracts;

(14)	As-built plans and specifications for the Improvements;

(15)	A certificate of occupancy for the Improvements and all other permits and approvals in Seller’s possession or control;

(16)	Copies of any engineering, geotechnical, environmental, termite, mold, indoor air quality, ADA, Fair Housing Act and other similar studies or reports in the possession or control of the Seller relating to the Property; it being understood and agreed by the parties hereto that Seller is in no way warranting or representing, express or implied, the accuracy or completeness of anything contained in such reports;

(17)	Copies of all tax bills and statements for the Property as available preceding the Effective Date and for the current year, and copies of any notices of actual or proposed reassessments of the Property, are available for Purchaser’s inspection at the Property;

(18)	Copies of all utility bills and statements for the Property as available preceding the Effective Date and for the current year, should deliver these

(19)	Copies of any notices received in connection with any purported or actual violation at the property of any legal requirement with respect to the Property;

(20)	Copies of any Reciprocal Easement Agreements and agreements with any governmental agencies relating to the development, construction, ownership or operation of the Property.

(21)	Copies of any notices of any assessments for off-site improvements, to the extent in Seller’s possession;

(22)	Copies of all marketing materials used by Seller in connection with the Property, to the extent in Seller’s possession;

(23)	If applicable, a sample lease package of all of the materials currently used to lease apartments in the Property, including, but not limited to, the application, lease form (with all addenda thereto), and a copy of the community rules;

(24)	If the sale will be made subject to a loan, copies of all application loan documents.

EXHIBIT A

DESCRIPTION OF LAND

GAINESVILLE:

A parcel of land situated in Section 10, Township 10 South, Range 19 East, Alachua County, Florida, and being more particularly described as follows:

For a point of reference, commence at the Southeast corner of Section 10, Township 10 South, Range 19 East; thence run N 00° 48’ 12” W along the East line of said Section 10, a distance of 2046.27 feet to a point on the Southerly right-of-way line of SW 20th Avenue (100-foot right-of-way); thence N 55° 08’ 20” W along said right-of-way line, a distance of 1573.12 feet to the point of curvature of a curve being concave Southwesterly, and having a radius of 2241.83 feet, a central angle of 18° 03’ 47”, a chord bearing and distance of N 64° 10’ 14” W, 703.84 feet; thence continue Northwesterly and Westerly along said curve and right-of-way line, an arc distance of 706.76 feet to a #5 rebar & cap LB#6538 and the POINT OF BEGINNING; thence departing said curve and right-of-way line, run S 16° 49’ 33” W, a distance of 77.76 feet to a #5 rebar & cap LS#3447 marking a point on the Westerly boundary of a parcel of land described in Official Records Book 1997, Page 2464 of the Public Records of Alachua County, Florida; thence run the following three courses along said Westerly boundary: S 45° 07’ 26” E, a distance of 137.78 feet to a #5 rebar & cap LS#3447; S 43° 47’ 45” E, a distance of 354.66 feet to a #4 rebar & cap LB#3759; S 14° 40’ 42” E, a distance of 175.37 feet to a #4 rebar & cap LB#7239; thence departing said Westerly boundary, S 75° 17’ 34” W, a distance of 154.72 feet to a #4 rebar & cap LB#7239; thence S 14° 05’ 14” E, a distance of 148.06 feet to a #4 rebar & cap LB#7239; thence S 42° 06’ 03” W, a distance of 158.93 feet to a #4 rebar & cap LB#7239; thence S 22° 01’ 03” W, a distance of 56.57 feet to a #4 rebar & cap LB#7239; thence S 35° 19’ 35” W, a distance of 117.68 feet to a #4 rebar & cap LB#7239; thence S 72° 02’ 39” W, a distance of 401.47 feet to a #4 rebar & cap LB#7239; thence N 87° 55’ 36” W, a distance of 550.91 feet to a #4 rebar & cap LB#7239 and an intersection with a curve, having a radial bearing of N 74° 01’ 45” E, a radius of 1505.65 feet, a central angle of 15° 20’ 53”, a chord bearing and distance of N 08° 17’ 48” W, 402.12 feet; thence Northwesterly along said curve, an arc distance of 403.32 feet to a #4 rebar & cap LB#7239 and the point of tangency; thence N 00° 37’ 22” W, a distance of 810.03 feet to a #5 rebar & cap LB#6538 and the point of curvature of a curve concave to the Southeast, having a radius of 35.00 feet, a central angle of 89° 59’ 00”, a chord bearing and distance of N 44° 22’ 08” E, 49.49 feet; thence Northeasterly along said curve, an arc distance of 54.97 feet to a #5 rebar & cap LB#6538 and the point of tangency on the South right-of-way line of said SW 20th Avenue (County Road SW 30)(right-of-way width varies); thence N 89° 21’ 38” E, along said South right-of-way line, a distance of 236.21 feet to the point of curvature of a curve concave to the Southwest, having a radius of 2241.83 feet, central angle of 17° 26’ 15”, a chord bearing and distance of S 81° 55’ 15” E, 679.65 feet; thence Southeasterly along said Southerly right-of-way and said curve, an arc distance of 682.28 feet to the POINT OF BEGINNING.

LESS that part described in Official Records book 3246, Page 829, of the Public Records of Alachua County, Florida, more particularly described as follows:

For a point of reference, commence at the Southeast corner of Section 10, Township 10 South, Range 19 East; thence run N 00° 48’ 12” W along the East line of said Section 10, a distance of 2046.27 feet to a point on the Southerly right-of-way line of SW 20th Avenue (100-foot right-of-way); thence N 55° 08’ 20” W along said right-of-way line a distance of 1573.12 feet to the point of curvature of a curve being concave Southwesterly, and having a radius of 2241.83 feet, a central angle of 18° 03’ 47”, a chord bearing and distance of N 64° 10’ 14” W, 703.84 feet; thence continue Northwesterly and Westerly along said curve and right-of-way line, an arc distance of 706.76 feet to a #5 rebar & cap LB#6538 marking the Northeast corner of property shown on a boundary survey and minor subdivision as prepared by Myers-Griffis & Associates, Inc., dated September 14, 2004, Project No. MG-690-04, Drawing No. B-82OBDY; thence departing said Southerly right-of-way line S 45° 04’ 56” W, a distance of 174.27 feet to the POINT OF BEGINNING; thence S 84° 00’ 00” E, a distance of 50.00 feet; thence S 06° 00’ 00” W, a distance of 50.00 feet; thence N 84° 00’ 00” W, a distance of 50.00 feet; thence N 06° 00’ 00” E, a distance of 50.00 feet to the POINT OF BEGINNING.

SAN MARCOS:

Lot 5A, SECTION TWO, MCKINLEY PLACE SUBDIVISION, a subdivision in Hays County, Texas, according to the map or plat thereof, recorded in Volume 12, Page 330, Plat Records of Hays County, Texas.

EXHIBIT B

AUDITOR’S LETTER

[SELLER LETTERHEAD]

[DATE]

PricewaterhouseCoopers LLP

One North Wacker

Chicago, IL 60606

We are providing this letter in connection with your audit of the [Name of income and expense statement] (the “Statement”) for the year ended [Date], for the purpose of expressing an opinion as to whether such Statement presents fairly, in all material respects, the results of operations of the [Property name] (hereafter referred to as the “Property”) in conformity with accounting principles generally accepted in the United States of America. We confirm that we are responsible for the fair presentation of the Statement in conformity with generally accepted accounting principles.

We are also providing this letter in connection with your review of the [Name of income and expense statement] of the Property for the [XX] months ended [Date] for the purpose of determining whether any material modifications should be made to the interim financial information for it to conform with accounting principles generally accepted in the United States of America. We confirm that we are also responsible for the fair presentation of the interim financial information contained in the Statement for the [XX] months ended [Date] in conformity with generally accepted accounting principles.

Certain representations in this letter are described as being limited to those matters that are material. For purposes of this letter, materiality is defined as any item(s) greater than [$XX]. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would have been changed or influenced by the omission or misstatement.

We confirm, to the best of our knowledge and belief, as of [Date], the date of your report on the Statement for the year ended [Date], the following representations made to you during your audit and your review:

1.	The Statement referred to above is fairly presented in conformity with accounting principles generally accepted in the United States of America, and include all disclosures necessary for such fair presentation and disclosures otherwise required to be included therein by the laws and regulations to which the Property are subject.

2.	The undersigned has made reasonable efforts to make available to you all financial records and related information to support the reported amounts and related disclosures in the Statement.

3.	We have made available to you all minutes of meetings of stockholders, directors, and committees of directors of [Seller] which would directly impact the Statement. most recent meetings held were: [state by group and date].

4.	There have been no communications from regulatory agencies concerning noncompliance with or deficiencies in financial reporting practices.

5.	There are no material transactions, agreements or accounts, with respect to the Property, that have not been properly recorded in the accounting records underlying the Statement.

6.	There are no other liabilities or gain or loss contingencies that are required to be accrued or disclosed by Financial Accounting Standards Board (FASB) Statement No. 5, Accounting for Contingencies, and no unasserted claims or assessments that our legal counsel has advised us are probable of assertion and required to be disclosed in accordance with that Statement.

7.	There are no significant deficiencies, including material weaknesses, in the design or operation of the [Seller’s] internal control over financial reporting that are reasonably likely to adversely affect the Statement.

8.	We acknowledge our responsibility for the design and implementation of programs and controls to provide reasonable assurance that fraud is prevented and detected with respect to the preparation of the Statement.

9.	We have no knowledge of any fraud or suspected fraud affecting the Property involving:

a.	Management,

b.	Employees who have significant roles in internal control over financial reporting, or

c.	Others where the fraud could have a material effect on the financial statement.

10.	We have no knowledge of any allegations of fraud or suspected fraud affecting the Property received in communications from employees, former employees, analysts, regulators, short sellers, or others.

(As to items 8., 9., and 10., we understand the term “fraud” to mean those matters described in Statement on Auditing Standards No. 99.)

11.	There have been no violations or possible violations of laws or regulations whose effects should be considered for disclosure in the Statement or as a basis for recording a loss contingency.

12.	The following, if material, have been properly recorded or disclosed in the Statement [if none, include under a separate item with the introduction “There are no…”]:

a.	Related-party transactions, including sales, purchases, loans, transfers, leasing arrangements, and guarantees, and amounts receivable from or payable to related parties. (We understand the term “related party” to include those entities described in Statement on Auditing Standards No. 45, footnote 1.)

b.	Guarantees, whether written or oral, under which the Property is contingently liable.

c.	Significant estimates and material concentrations known to management that are required to be disclosed in accordance with the AICPA’s Statement of Position 94-6, Disclosure of Certain Significant Risks and Uncertainties. (Significant estimates are estimates at the balance sheet date that could change materially within the next year. Concentrations refer to volumes of business, revenues, available sources of supply, or markets or geographic areas for which events could occur that would significantly disrupt normal finances within the next year.)

13.	The Property has complied with all aspects of contractual agreements that would have a material effect on the Statement in the event of noncompliance.

14.	[Seller] has appropriately reconciled their books and records (e.g., general ledger accounts) underlying the Statement to their related supporting information (e.g., sub ledger or third-party data). All related reconciling items considered to be material were identified and included on the reconciliations and were appropriately adjusted in the Statement. There were no material un-reconciled differences or material general ledger suspense account items that should have been adjusted or reclassified to another account balance. There were no material general ledger suspense account items written off to a balance sheet account, which should have been written off to an income statement account and vice versa.

15.	The interim financial information referred to above has been prepared and presented in conformity with generally accepted accounting principles applicable to interim financial information and on a basis consistent with, to the degree appropriate, the audited Statement for the year ended [Date].

16.	We held fee simple title to the Property during the period covered by the Statement.

To the best of our knowledge and belief, no events have occurred subsequent to the year ended [Date] and through the date of this letter that would require adjustment to or disclosure in the aforementioned Statement.

[Name and title of chief executive officer of Seller]

[Name and title of chief financial officer of Seller]

EXHIBIT C

RENT ROLLS

[****]

[123 pages of Exhibit C have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

****	Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

EXHIBIT D

EXCEPTIONS TO SELLER REPRESENTATIONS

San Marcos

1.	Honeycutt Fire Systems, LP

2.	U.S. Postal Solutions

3.	Time Warner Cable

4.	Worldwide Pest Control

5.	Study Breaks Magazine

6.	Scene Magazine

7.	College Rental Blue Book a/k/a What’s Happening Publications

8.	Apartment Finder Blue Book

9.	Campus Guide and Off Campus Living

10.	Apartment Experts

11.	Dahill Industries

12.	Benchmark Landscapes

13.	Bugmaster

14.	Waste Management

15.	What’s Happening Magazine

San Marcos

EXHIBIT E

DEED

Document prepare by/Return to:

E. Ashley McRae, Esq.

Carey, O’Malley, Whitaker & Manson, P.A.

712 South Oregon Avenue

Tampa, FL 33606-2516

Parcel ID No.

TX Deed-Special Warranty (Cash) 1

THE STATE OF TEXAS	)
	)	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	)

THAT THE UNDERSIGNED, Cabana Beach of San Marcos, L.P., hereinafter referred to as “Grantor”, whether one or more, for in consideration of the sum of TEN DOLLARS ($10.00) cash, and other good and valuable consideration in hand paid by the Grantee herein named, the receipt and sufficiency of which is hereby fully acknowledged and confessed, has GRANTED, SOLD and CONVEYED, and by these presents does GRANT, SELL and CONVEY unto                                              , herein referred to as “Grantee”, whether one or more, the real property described as follows:

Lot 5A, Section Two, McKinley Place Subdivision, a subdivision in Hays County,

Texas, according to the map or lat thereof, recorded in Volume 2, Page 330,

Plat Records of Hayes County, Texas.

This conveyance, however, is made and accepted subject to any and all validly existing encumbrances, conditions and restrictions, relating to the hereinabove described property as now reflected by the records of the County Clerk of Hays County, Texas.

TO HAVE AND TO HOLD the above described premises, together with all and singular the rights and appurtenances thereto in anywise belonging unto the said Grantee, Grantee’s heirs, executors, administrators, successors and/or assigns forever; and Grantor does hereby bind Grantor, Grantor’s heirs, executors, administrators, successors and/or assigns to WARRANT AND FOREVER DEFEND all and singular the said premises unto the said Grantee, Grantee’s heirs, executors, administrators, successors and/or assigns, against every person whomsoever claming or to claim the same or any part thereof, by, through, or under Grantor, but not otherwise.

Current ad valorem taxes on said property having been prorated, the payment thereof is assumed by Grantee.

1

EXECUTED on , 2007.

CABANA BEACH OF SAN MARCOS, L.P.,
Witnesses:	a Texas limited partnership
	By:	Cabana Beach of San Marcos, GP, its General Partner
1301 Plantation Island Drive South
St. Augustine, FL 32080-3108

Print Name:	By:
David H. Fort, its President

Print Name:

Grantee’s Address:

THE STATE OF TEXAS)

COUNTY OF)

The foregoing instrument was acknowledged before me on                     , 2007 by David H. Fort as President of Cabana Beach of San Marcos GP, the General Partner of Cabana Beach of San Marcos, L.P., on behalf of the limited partnership.

Notary Public, State of Texas
Print Name :

My Commission Expires:

2

EXHIBIT F

BILL OF SALE AND GENERAL ASSIGNMENT

BILL OF SALE, BLANKET CONVEYANCE AND ASSIGNMENT

This Bill of Sale, Blanket Conveyance and Assignment (this “Assignment”) is executed by                     , a                                          (“Assignor”) to and for the benefit of                                         , a                                          (“Assignee”).

RECITALS

WHEREAS, concurrently herewith Assignor is conveying to Assignee by Warranty Deed of even date herewith that certain real property (the “Property”) more particularly described on Exhibit A attached hereto and incorporated herein for all purposes; and

WHEREAS, in connection with the conveyance of the Property, Assignor intends to sell, assign and convey unto Assignee the Assigned Properties (defined below).

NOW, THEREFORE, in consideration of the foregoing and Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor and Assignee hereby act and agree as follows:

1. Conveyance. Assignor does hereby ASSIGN, TRANSFER, CONVEY, SET OVER and DELIVER to Assignee, its successors and assigns, the following properties (collectively, the “Assigned Properties”):

(a)

Any and all furniture, personal property, appliances, equipment, machinery, inventories, supplies, signs, vehicles (including carts), fitness equipment, pool equipment, pool supplies, rolling stock, spare parts, telephone, computer, facsimile, printing and other electronic equipment (including servers, disk drives, modems, routers, cabling, and the like), and all other tangible personal property of whatever kind or character owned by Assignor, lying and being situated at, incidental to, appurtenant to, or associated or used in connection with the ownership, use, operation, leasing, repair and/or maintenance of the Property, including all fixtures and other property affixed thereto, including without limitation, all heating, air conditioning, plumbing, lighting, communications, elevators and kitchen, medical, dental or rehabilitation fixtures, all gas and electric fixtures, appliances and wiring, engines, boilers, elevators, escalators, incinerators, motors, dynamos, heating and air conditioning equipment, sinks, water closets, basins, pipes, electrical systems, faucets, fire prevention and extinguishing apparatus, central music and public address systems, burglar alarms, security systems and equipment, and other furnishings and decor equipment, spare parts, materials, and supplies for the ownership, use, operation, leasing, maintenance, and/or repair of the Property or the personal property referred to herein or both, tools, supplies, and all other personal property owned by Assignor which is located on or is used in connection with the ownership, use, operation, leasing, maintenance, and/or repair of the Property or the personal property referred to herein or both whether tangible or intangible, paving, curbing, trees, shrubs, plants and other improvements and landscaping of every kind, including the property listed on Exhibit B hereto (collectively, the “Personalty).

(b)	Subject to the terms of that certain License Agreement of even date herewith between Purchaser and Seller, rights in and to trade names and all good will, if any, logos and tradenames relating to the Property, including the trade or business name “Cabana Beach of ” and any derivations thereof, all advertising materials, internet addresses and web sites relating to the Property, all certificates, franchises, trademarks, symbols, service marks, books, records, plans, specifications, designs, drawings, licenses, business licenses, state health department licenses, licenses to conduct business, certificates of need and all other permits, licenses, approvals, authorizations and rights obtained from any governmental, quasi-governmental or private person or entity whatsoever concerning ownership, operation, use or occupancy of the Property, if any and to the extent they are assignable, and all leasing records, leasing applications, tenant credit reports and maintenance and operating records, keys and telephone exchange numbers, if any and to the extent they are assignable.

(c)	To the extent assignable, all of Assignor’s rights in and to (i) all licenses, permits, approvals and similar documents relating to the Property, (ii) all plans, drawings, specifications, surveys, engineering reports, and other technical descriptions relating to the Property, (iii) all warranties and guaranties (express or implied) issued in connection with or arising out of (a) the purchase or repair of all fixtures, fittings, appliances, apparatus, equipment, machinery and other personal property owned by Assignor, if any, and affixed or attached to or placed or situated upon, or used or acquired in connection with the Property, or (b) the construction, alteration, maintenance and repair of any of the improvements located on the Property, (iv) all other property (real, personal or mixed), owned or held by Assignor which relate in any way to the design, construction, use, leasing, maintenance, service or operation of the Property or Personalty, and (v) all promotional materials, market studies, tenant data and other materials of any kind in Assignor’s possession related to the Property or the Personalty referred to herein or both.

TO HAVE AND TO HOLD the Assigned Properties unto Assignee, and Assignee’s successors and assigns forever, such assignment made “as is, where is, with all faults” and, except as otherwise expressly provided herein, without representation or warranty of any kind, express or implied. Notwithstanding the foregoing, Assignor represents and warrants that it owns the Personalty free and clean of any and all liens, claims or encumbrances and has the full right, power and authority to convey the same.

2. Counterparts; Governing Law; Successors and Assigns; Authority. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument. This Assignment shall be construed and enforced in accordance with and governed by the internal laws of the State of                     . This Assignment shall bind and inure to the benefit of Assignor and Assignee and their respective successors and assigns. Each of Assignor and Assignee represents and warrants to the other that it is fully empowered and authorized to execute and deliver this Assignment, and the individuals signing this Assignment each represent and warrant that he or she is fully empowered and authorized to do so.

3. Further Assurances. The parties agree to take all such further actions and execute, acknowledge and deliver all such further documents that are reasonably necessary or useful in carrying out the purposes of this Assignment.

[The balance of this page is intentionally left blank]

IN WITNESS WHEREOF, this Assignment is executed as of this      day of             , 2007.

By:
Name:
Title:

EXHIBIT A

(to Bill of Sale)

Property Description

EXHIBIT G

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is executed as of                     , 2007 by and between                                         , a                                          (“Assignor”), and                                         , a                                          (“Assignee”).

Background

Assignor has this day conveyed to the Assignee the property located in                                         , and more particularly described in Exhibit A hereto (the “Premises”) and, in connection with the conveyance of the Premises, Assignor and Assignee intend that Assignor’s right, title, interests, powers, and privileges in and under all leases and security deposits affecting the Premises and other matters stated herein be assigned and transferred to Assignee.

Agreement

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Leases. Assignor hereby transfers and assigns to Assignee all of Assignor’s right, title and interest as landlord or otherwise in the leases with tenants covering spaces in the Premises listed in Exhibit B attached hereto and made a part hereof and the guaranties of such leases (collectively, the “Leases”). By executing this Assignment, Assignee hereby accepts and agrees to perform all of the terms, covenants and conditions of the Leases on the part of the landlord therein required to be performed, from and after the date hereof, but not prior thereto. Assignor also hereby transfers and assigns to Assignee all security and other deposits held by the Assignor relative to the Leases (the “Security Deposits”).

2. Contracts. Assignor hereby transfers and assigns to Assignee any and all right, title and interest which Assignor may have in the contracts listed in Exhibit C attached hereto and made a part hereof (collectively, the “Contracts”). By executing this Assignment, Assignee hereby accepts and agrees to perform all of the terms, covenants and conditions of the Contracts on the part of Assignor therein required to be performed, from and after the date hereof, but not prior thereto.

3. Mutual Indemnification. Assignor shall indemnify and hold Assignee harmless from and against any and all damages, claims, liabilities, costs (including reasonable attorney’s fees), expenses and causes of action which may arise and accrue from or under the Leases or Contracts and that are attributable to periods of time prior to the date hereof, regardless of when same are discovered or asserted. Assignee shall indemnify and hold Assignor harmless from and against any and all damages, claims, liabilities, costs (including reasonable attorney’s fees), expenses and causes of action which may arise and accrue from or under the Leases or Contracts or any of them and that are attributable to periods of time on or after the date hereof, regardless of when same are discovered or asserted.

4. Further Assurances. Assignor and Assignee agree to take all further actions and execute, acknowledge and deliver all further documents that are reasonably necessary or useful in carrying out the purposes hereof.

5. Successors and Assigns. This Assignment shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of the parties hereto.

[The balance of this page is intentionally left blank]

IN WITNESS WHEREOF, this Assignment has been duly signed and sealed by the parties as of the date set forth above.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

EXHIBIT A

(to Assignment and Assumption)

Property Description

EXHIBIT B

(to Assignment and Assumption)

Rent Roll

EXHIBIT C

(to Assignment and Assumption)

Assigned Contracts

EXHIBIT H

LIST OF CONTRACTS

San Marcos

SERVICE	VENDOR	ADDRESS
Advertising	Study Breaks Magazine	2520 Longview Suite 315 Austin, TX 78705

Advertising	Scene Magazine	312A University Dr. San Marcos, TX 78666

Advertising	Apartment Finder Blue Book	112 W. Hopkins St. San Marcos, TX 78666

Advertising	College Rentals Blue Book a/k/a What’s Happening Publications	P.O. Box 143053 Gainesville, FL 32614

Advertising	Campus Guide	1904 RR 12 San Marcos, TX 78666

Advertising	Campus Publishers of the South	P.O. Box 143355 Austin, TX 78714

Alarm-Burglar and Fire Sprinkler Monitoring	Honeycutt fire systems	2340 Patterson Industrial Dr. Pflugerville, TX 78660

Apartment Locator	Apartment experts	6850 Austin Center Blvd. Suite 210 Austin, TX 78731

Cable and Internet	Time Warner Cable	12012 North MoPac Expressway Austin, TX 78758

Copier Rental/Maint.	Dahill Industries	P.O. Box 314 San Antonio, TX 78292

Lawn services	Benchmark Landscapes, LLC	109 North RR 620 Austin, TX 78734

Mail Distribution	US Postal Solutions, Inc.	3035 NE 21 Way Gainesville, FL 32609

Pest Control	World Wide Pest Control	5808 IH 10 West San Antonio, TX 78201

Termite Bonds	Bugmaster-Frank Hoage	8411 North IH 35 Austin, TX 78753

Trash Removal	Waste Management	4730 SE Loop 410 San Antonio, TX 78222

Vending Machines	Tobar Vending	1515 Aquarena Springs Drive Suite 103 San Marcos, TX 78666

EXHIBIT I

LIST OF PERSONAL PROPERTY

Gainesville Personal Property Listing

Description	# of items/sets	Memo
Clubhouse/Computer Lab/Study Lounge
Computers (main)	8	Complete workstations: including monitor, tower, keyboard, & mouse
Computers (lab)	7	Complete workstations: including monitor, tower, keyboard, & mouse
Computers (server)	1	Complete workstation: includes monitor, tower, keyboard, & mouse
Printers (main)	2
Printers (lab)	1
Copy machine	1
Fax machine	2
Telephones	7
Stereo receivers	4
Time clock	1
Auxillary electronic components	—	Includes misc server equipment as provided by internet service/cable provider
Personal desk furniture	13	Includes lab desk furniture
Office chairs (primary)	7
Office chairs (auxillary)	8
Filing cabinets	7	Includes four- and/or five-drawer models
Auxillary filing drawers	0	Includes smaller under desk two-drawer models
Tables	5	Includes office kitchen, study lounge, and leasing tables
Misc. chairs	6	Includes decorative, office kitchen, and study lounge chairs; outside benches
Lamps	2
Misc decorative items	—	Includes pictures, rugs, books, etc.
Refrigerator	1
Microwave	1
Key control system	1	includes 6 locking boxes and 4 pads

Fitness Center
Cardio equipment	8
Cable weight machines	16

Pool Deck
Lounge chairs	89
Umbrella table/bench combo	5

Model Apartment
Couch	1
Arm chairs	2
Ottoman	1
Dining table/2 chairs	1
Patio table/4 chairs	1
Entertainment stand	1
Television	2
Bar stools	0
Refrigerator	1
Dishwasher	1
Microwave	1
Washer/Dryer set	1
Bed	4	Includes frame, headboard, & matress/box spring set
Nightstand	4
Desk	4
Desk chair	4
Dresser	0
Misc decorative items	—	Includes pictures, linens, mirrors, etc.

Maintenance-related
Golf carts	8	Includes leasing and maintenance carts
Freon	2
Dryer	2
Scion	1
Time Clock	1
Washer	4
Stove	1
tv	5
Dishwasher	1

Four Bedroom Buildings (Phase I & II)
Couch	240
Arm chairs	336
Coffee table	240
Dining table/2 chairs	240
Patio table/4 chairs	240
Entertainment stand	240
Television	240
Mounting brackets	96
Refrigerator	240
Dishwasher	240
Microwave	240
Washer/Dryer set	240
Bed	960	Includes frame, headboard, & matress/box spring set
Nightstand	960
Desk w/built-in	960
Desk chair	960

Two Bedroom Buildings (Phase I & II)
Couch	264
Arm chairs	156
Coffee table	264
Dining table/2 chairs	264
Patio table/4 chairs	264
Entertainment stand	264
Television	264
Mounting brackets	156
Refrigerator	264
Dishwasher	264
Microwave	264
Washer/Dryer set	264
Bed	528	Includes frame, headboard, & matress/box spring set
Nightstand	528
Desk w/built-in	528
Desk chair	528

Cabana Gainesville

Phase II

Personal Property

August 12, 2007

Description	Cost Per Unit	Number Unit	Total Cost
2 Bedrooms / 2 Baths:
Head board and mattress	$499.43	312	$155,822
Study chair and desk	$276.34	312	$86,218
TV wall shelf	$188.13	312	$58,697
Night tables	$143.86	312	$44,884
Sofas and ottomans	$920.87	156	$143,656
TV Shelfs	$253.25	156	$39,507
Dining table and 2 chairs	$440.68	156	$68,746
Patio table and 4 chairs	$90.00	156	$14,040
Refrigerator and range	$700.00	156	$109,200
Dishwasher/disposal/microwave	$322.37	156	$50,290
Washer and dryer	$580.00	156	$90,480

4 Bedrooms / 4 Baths:
Head board and mattress	$499.43	384	$191,781
Study chair and desk	$276.34	384	$106,115
TV wall shelf	$188.13	384	$72,242
Night tables	$143.86	384	$55,242
Sofas and ottomans	$920.87	96	$88,404
TV Shelfs	$253.25	96	$24,312
Dining table and 2 chairs	$440.68	96	$42,305
Patio table and 4 chairs	$90.00	96	$8,640
Refrigerator and range	$700.00	96	$67,200
Dishwasher/disposal/microwave	$322.37	96	$30,948
Washer and dryer	$580.00	96	$55,680

42 inch Plasma HDTV Flatscreen	$1,329.82	255	$339,104
Universal articulating wall bracket	$299.00	134	$40,066
Smart mount tilt wallmount	$99.00	121	$11,979

Total			$1,995,557

EXHIBIT J

LIST OF WARRANTIES

(San Marcos)

PRODUCT OR SYSTEM	MANUFACTURER OR SUBCONTRACTOR
Gate	Auto Gate
Interior and Exterior Painting	Beckner Painting Associates, Inc.
Roofing Installation	Brinkman Roofing
Roof-Shingle	GAF Materials Corporation
Concrete Foundation	C&C Concrete, Inc.
Installation of Basketball goals, fending for basketball and acrylic surfacing of basketball court	Coastal Plains Sales & Service
Painting of parking lots and installation of parking signs	Evans Pavement Markings
Sitework and Utilities	Linco Construction Co.
Gutters and Downspouts	Nationwide Gutter, Inc.
Plumbing	Robinson Plumbing, Inc.
Installation of doors, millwork and hardware	UBI Products
Electrical	HR VanKirk Electric, Inc.
Windows	HR Windows
Carpet Adhesive	W.W. Henry Company
Tile & Tile Adhesive	Armstrong
Window Shades	Nysan Shading Systems
Tilt Mirrors	Bobrick
Shelving	LeeRowan
Sliding Doors	DSH
Pool	Fun N Sun Pools of Austin, Inc.
Electrical for Pool	Allied Innovations LLC
Pool Cartridge Filder	Pentair Pool Products
Pool Pump	Pentair Pool Products
Pool Heater	Raypak
Pool Lighting	Pentair Pool Products
Appliances (Stove, washer, dryer, refrigerator, range hood, microwave, garbage disposal)	WhirlPool
Security System	NAPCO Security Systems, Inc.
Ceiling Fans	Westinghouse
HVAC-air handler	Goodman Manufacturing Company, L.P.
Air Conditioner	Goodman Manufacturing Company, L.P.
Urinal Flushometers	Sloan Valve Company
Two Station Wall Mount Water Coolers	Elkay
Water Heaters	A.O. Smith Water Heaters
Floor Drain Trap Primer	Precision Plumbing Products, Inc.
Pressure Balancing Cycling in-wall Valve, Trim for Pressure Balancing Cycling in-wall Valve, Shower Handle	Cleveland Faucet
One Handle Kitchen Faucet, Two Handle Lavatory Faucet	Cleveland Faucet
Toilets	ProFlo by Ferguson Enterprises, Inc.
Roofing	GAF Materials Corporation
Doors	Masonite-Premdor
Showers	Aquarius Bathware
Manifold	Central Sprinkler Company
Fire Alarm System	Silent Knight

NOTE-Seller makes no representations or warranties as to whether the Warranties listed herein remain in effect.

EXHIBIT K

LEASING AND CREDIT GUIDELINES

FortGroup Development / Suite USA, Inc

Leasing & Credit Acceptance Guidelines

Leasing Standards

Suite USA, Inc. demands the following occupancy standards to apply at all apartments and bedrooms within the portfolio:

•	Number of Bedrooms/Apartment is less than or equal to the Number of Qualified Occupants (residents)/Apartment.

•	Each Bedroom is limited to one (1) occupant and this occupant must be a resident who qualifies for tenancy individually or through joint worthiness.

•

Guests are limited to three (3) days within each ninety (90) day period; otherwise the guest must qualify for tenancy. This policy will be the standard unless otherwise approved by the Managing Agent on a case-by-case basis.

•

Residents are limited to five individual guests. This gives a maximum anytime occupancy of twenty (20) people in a four (4) bedroom, fifteen (15) people in a three (3) bedroom, and ten (10) people in a two bedroom.

•	Occupancy shall be in compliance with all rules, regulations, ordinances, and laws of all Local, State, and Federal authorities having jurisdiction over such occupancy.

Three Methods of Qualification

•	Guarantor (co-signor)

•	Self-Guaranty

•	Three-Month Prepayment

Qualification: Guarantor

A Guarantor is defined by Suite USA, Inc. as anyone over the age of twenty-one (21) years who can legally qualify to complete an application for residency and who is willing to accept the financial responsibility of the applicant that they have chosen to sponsor for tenancy. This is not solely limited to the parents and/or guardians of the applying resident(s). This guarantor is jointly responsible for all leases, including any subsequent renewal contracts, which the resident may sign during their tenancy.

The applying Guarantor must complete the standardized “Unconditional and Continuing Parental or Sponsor Guaranty” form. The signature of the Guarantor must either be notarized by an independent party or witnessed by an agent of the property. A credit report will be then be pulled on the applying Guarantor.

The credit report must indicate no less than three (3) revolving lines of credit, a credit worthiness score 600 or above, and at least twelve (12) months of good payment history. *For Guarantors, the inclusion is made to allot for those who are establishing credit so long as they meet the additional qualification requirements.

In conjunction with the satisfactory credit report, the applying Guarantor must also have indication of twelve (12) months of rental/mortgage history (either by a Rental History Request or as reported by the credit bureau) and a reported gross household income of no less than three (3) times the monthly rent.

Qualification: Self-Guaranty

A Self-Guaranty is defined by Suite USA, Inc. as anyone over the age of eighteen (18) years who can legally qualify to complete an application for residency and who is willing to accept the financial responsibility associated with that residency. This method of qualification holds the applying individual as the sole source of financial responsibility for the term of the contract. This also included any subsequent renewal contracts which the resident may then sign during their tenancy.

The applying Self-Guaranty must complete the standardized “Unconditional and Continuing Parental or Sponsor Guaranty” form. The signature of the Self-Guaranty must either be notarized by an independent party or witnessed by an agent of the property. A credit report will be then be pulled on the applying Guaranty.

The Self-Guaranty is required to have a credit report indicating no less than three (3) revolving lines of credit, a credit worthiness score 600 or above, and at least twelve (12) months of good payment history. *For Self-Guaranties, the inclusion is made to allot for those who are establishing credit so long as they meet the additional qualification requirements.

The Self-Guaranty applicant must be currently employed and a verification will be performed on the following criteria:

•	Length of employment. Suite USA, Inc. requires twelve (12) months of continued employment in the same geographic location.

•	Current salary or wages. Suite USA, Inc. requires a minimum coverage of three times the rent, i.e. the GROSS salary or wages must be at least three (3) times the monthly rent.

•	The probability of continued employment. The answer should be “yes.”

If rent will be paid from an employment source of income, and it has been verified, and it is sufficient to cover the rent more than three (3) times, this element of the qualifying process is complete. If rent will NOT be paid from an employment source of income, then the other source(s) must be verified.

•

If the Applicant is a student, and there is financial aid involved, that must be verified by the applicable college/university. A written letter from the college or university, stating the amount of the financial award is required. The award letter must be in hard copy form and will be placed in the applicant’s file. We will not, however, defer any rental payments due to untimely aid disbursement.

•

If there is another source of income that is going to be utilized to pay rent (trust fund, Social Security, disability income, savings account, etc.) it must be verified in writing by the source and approved by Corporate. Child support and alimony payments are not eligible to be counted as sources of income. The income/rent payment ratio (3x gross income) remains the same for any of the other eligible sources of income.

Qualification: Three-Month Prepayment

For applicants without the means to qualify independently or those without a viable Guarantor option, they have the availability to pay down a three-month equivalent to the rent prior to taking occupancy. This three-month prepayment is equal to three (3) times the monthly rental rate as indicated on their lease agreement. They have the option at the end of their lease agreement to apply it to the last three (3) remaining months of their contract. If the tenant should choose to renew past their initial contract period, this prepaid amount shall carry over to the remaining three (3) months of the renewal lease term.

Rental Criteria	1

EXHIBIT L

LIST OF PERMITS

(SAN MARCOS)

1.	Watershed Protection Plan Permit issued by the City of San Marcos dated July 6, 2005, Permit No. 05-118

2.	Site Development Permit issued by the City of San Marcos dated June 1, 2001, Permit No. 10-1039

3.	Site Preparation Plan Permit issued by the City of San Marcos dated July 6, 2005, Permit No. 05-119

4.	The Certificates of Occupancy issued by the City of San Marcos for all buildings dated October 4, 2006, Permits BL-05-01484 thru BL-05-01501, BL-05-01504 thru BL-05-01506, BL-05-02324, BL-05-02347